Exhibit 99.3

Execution Version

PURCHASE AGREEMENT

AMONG

COMMODORE ACQUISITION LLC,

GFI BROKERS HOLDCO LTD,

CME GROUP INC. (solely for purposes of Article IX),

JERSEY PARTNERS INC. (solely for purposes of Article IX)

AND

NEW JPI INC. (solely for purposes of Article IX)

DATED AS OF JULY 30, 2014

i

ii

Section 9.9	Governing Law and Venue; Waiver of Jury Trial	61
Section 9.10	Enforcement	62
Section 9.11	JPI and New JPI Guaranty	63
Section 9.12	CME Guaranty	63

LIST OF EXHIBITS
Exhibit A	Escrow Agreement
Exhibit B	IDB Market Data Service Agreement
Exhibit C	Commercial Agreements
Exhibit D	Pledge Agreement
Exhibit E	Transition Services Agreement
Exhibit F	Representations and Warranties of GFI
Exhibit G	Intercreditor Agreement

iii

PURCHASE AGREEMENT

This Purchase Agreement, dated as of July 30, 2014 (this “Agreement”), is made and entered into among Commodore Acquisition LLC, a Delaware limited liability company (“Seller”), GFI Brokers Holdco Ltd, a Bermuda limited company (“IDB Buyer”), CME Group Inc., a Delaware corporation (“CME”) (solely for purposes of Article IX), Jersey Partners Inc., a New York corporation (“JPI”) (solely for purposes of Article IX), and New JPI Inc., a Delaware corporation (“New JPI”) (solely for purposes of Article IX). Seller, IDB Buyer, JPI and New JPI are referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms have the meanings given to them in Section 1.1.

RECITALS

WHEREAS, the respective boards of directors of Seller and IDB Buyer have determined that the Transactions, upon the terms and subject to the conditions set forth herein, are consistent with, and will further, their respective business strategies and goals;

WHEREAS, prior to the Closing, GFI Group Inc., a Delaware corporation (“GFI”), will undertake an internal reorganization (i) pursuant to which any and all (a) assets of the IDB Business and (b) liabilities of any kind or nature relating to, arising out of or in connection with the IDB Business will be transferred to or retained by, as applicable, the GFI Subsidiaries that, after giving effect to such reorganization, will own and operate the IDB Business (such Subsidiaries, after giving effect to such reorganization, the “IDB Subsidiaries,” and the other GFI Subsidiaries, after giving effect to such reorganization, collectively with GFI, the “Seller Retained Subsidiaries”), and (ii) following which the Seller Retained Subsidiaries will own the assets of the Trayport Business and the FENICS Business and will not have any liabilities other than those exclusively related to, arising out of or in connection with the Trayport Business and the FENICS Business, all in accordance with the Pre-Closing Reorganization Steps Plan (as defined in the GFI Merger Agreement) and the terms of the GFI Merger Agreement (the “Pre-Closing Reorganization”);

WHEREAS, immediately prior to the Closing, following an “F-Reorganization” of JPI pursuant to which New JPI will become the record and Beneficial Owner of all of the shares of GFI Common Stock Beneficially Owned by JPI, Cheetah Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of CME, will merge with and into New JPI, which will then merge with and into Cheetah Acquisition LLC, a Delaware limited liability company and a wholly-owned Subsidiary of CME (the “JPI Mergers”), each in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”) and upon the terms and subject to the conditions set forth in the definitive merger agreement providing for the JPI Mergers (the “JPI Merger Agreement”);

WHEREAS, immediately following the JPI Mergers and immediately prior to the Closing, Commodore Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of CME, will merge with and into GFI, which will then merge with and into Seller, a wholly-owned Subsidiary of CME (the “GFI Mergers”), each in accordance with the applicable provisions of the DGCL and the DLLCA and upon the terms and subject to the conditions set forth in the definitive merger agreement providing for the GFI Mergers (the “GFI Merger Agreement”);

WHEREAS, immediately following the GFI Mergers and at the Closing, IDB Buyer (or its assignee pursuant to Section 9.6) will purchase from Seller, and Seller will sell, transfer and assign to IDB Buyer (or its assignee pursuant to Section 9.6), all of Seller’s right, title and interest in and to all of the issued and outstanding Securities of the IDB Subsidiaries (the “Purchased Interests”), and IDB Buyer (or its assignee pursuant to Section 9.6) will assume from Seller the Assumed Liabilities, all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, JPI and New JPI desire to guarantee the obligations of IDB Buyer hereunder, all upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, CME desires to guarantee the obligations of Seller hereunder, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINED TERMS; THE MERGERS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

“Affiliate” means, with respect to any Person, at the time of determination, another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 5.16(d).

“Ancillary Agreements” means the IDB Market Data Service Agreement, Commercial Agreements, Pledge Agreement, Transition Services Agreement and Escrow Agreement.

“Antitrust Division” has the meaning set forth in Section 5.2(a).

“Antitrust Laws” has the meaning set forth in Section 5.2(a).

“Assumed Liabilities” has the meaning set forth in Section 2.2.

“Available Cash” has the meaning set forth in the GFI Merger Agreement.

“Beneficial Owner” means, with respect to a Security, any Person who, directly or indirectly, through any contract, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such Security or (ii) the power to dispose of, or to direct the disposition of, such Security, and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act, and the terms “Beneficially Owned” and “Beneficial Ownership” shall be construed accordingly.

“Burdensome Condition” has the meaning set forth in Section 5.2(d).

“Business Day” means any day except Saturday or Sunday on which commercial banks are not required or authorized to close in the City of Chicago, Illinois or the City of New York, New York.

“Cap” has the meaning set forth in Section 8.3(b).

“Change of Control” means any bona-fide acquisition by an unaffiliated third party, whether by purchase, merger, consolidation, reorganization or other similar business combination transaction, of all or substantially all of the assets or voting securities of the IDB Subsidiaries, taken as a whole.

“Claim Notice” has the meaning set forth in Section 8.2(d)(i).

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Closing” has the meaning set forth in Section 2.5.

“Closing Balance Sheets” has the meaning set forth in Section 2.7(a).

“Closing Date” has the meaning set forth in Section 2.5.

“CME” has the meaning set forth in the Preamble.

“CME Class A Common Stock” has the meaning set forth in the GFI Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commercial Agreements” has the meaning set forth in Section 2.5(a)(iii).

“Commitment Letter” has the meaning set forth in Section 3.11(a).

“Compliance Failure” has the meaning set forth in Section 5.15.

“Confidentiality Agreement” has the meaning set forth in Section 5.1(b).

“Consent” has the meaning set forth in Section 5.9(b).

“Constituent Documents” means with respect to any entity, its certificate or articles of association or incorporation, bylaws and any similar charter or other organizational documents of such entity.

“Continuing Employee” has the meaning set forth in the GFI Merger Agreement.

“Debt Commitment Letter” has the meaning set forth in Section 3.11(a).

“Debt Financing” has the meaning set forth in Section 3.11(a).

“Debt Financing Documents” has the meaning set forth in Section 5.16(b).

“Deductible” has the meaning set forth in Section 8.3(a).

“Defense Notice” has the meaning set forth in Section 8.2(d)(ii)(1).

“Delayed Pre-Closing Proceeding” has the meaning set forth in Section 5.14.

“DGCL” has the meaning set forth in the Recitals.

“Disclosed Conditions” has the meaning set forth in Section 3.11(e).

“Dispute Notice” has the meaning set forth in Section 2.7(b).

“Disputed Item” has the meaning set forth in Section 2.7(b).

“DLLCA” has the meaning set forth in the Recitals.

“Due Date” has the meaning set forth in Section 5.7(a)(ii).

“Entity Registrations and Approvals” has the meaning set forth in Section 5.2(c).

“Equity Rights” means, with respect to any Person, any security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, warrants, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, Securities or earnings of such Person.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” has the meaning set forth in Section 2.4.

“Estimated Available Cash Allocation” has the meaning set forth in Section 2.6.

“Estimated Closing Certificate” has the meaning set forth in the GFI Merger Agreement.

“Excess Cash Amount” has the meaning set forth in Section 2.6(c).

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” has the meaning set forth in Section 5.4.

“Fee Letter” means any fee letter entered into in connection with the Debt Commitment Letter.

“FENICS Business” has the meaning set forth in the GFI Merger Agreement.

“Final Available Cash Allocation” has the meaning set forth in Section 2.7(e).

“Final GFI Consolidated Return” has the meaning set forth in Section 5.7(a)(ii).

“Final Tax Allocation” has the meaning set forth in Section 5.7(g).

“Financing Source” means the Persons, agents and arrangers that have committed to provide, arrange or have otherwise entered into agreements (including any Debt Commitment Letter), in each case, in connection with arranging or providing all or any part of the Debt Financing or any Alternative Financing in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements entered into pursuant thereto, including the Lenders, together with their Affiliates, officers, directors, employees, controlling persons, agents and representatives involved in the Debt Financing and their respective successors and assigns.

“Foreign Competition Laws” has the meaning set forth in Section 3.4(b).

“FTC” has the meaning set forth in Section 5.2(a).

“GAAP” means U.S. generally accepted accounting principles.

“GFI” has the meaning set forth in the Recitals.

“GFI Benefit Plan” has the meaning set forth in the GFI Merger Agreement.

“GFI Common Stock” has the meaning set forth in the GFI Merger Agreement

“GFI Consolidated Returns” means the U.S. consolidated Pre-Closing Tax Returns of the GFI Group and any similar Tax Returns required to be filed by the GFI Group under state or local Law.

“GFI Group” means the consolidated group of which GFI was the common parent within the meaning of Section 1504 of the Code (or any analogous provisions of state or local Law) as of the Closing Date.

“GFI Financial Statements” has the meaning set forth in the GFI Merger Agreement.

“GFI Mergers” has the meaning set forth in the Recitals.

“GFI Merger Agreement” has the meaning set forth in the Recitals.

“GFI RSU” has the meaning set forth in the GFI Merger Agreement.

“GFI SEC Documents” has the meaning set forth in the GFI Merger Agreement.

“GFI Stock Option” has the meaning set forth in the GFI Merger Agreement.

“GFI Stock Plan” has the meaning set forth in the GFI Merger Agreement.

“Governmental Entity” means any supranational, national, state, commonwealth, province, territory, county, municipal, district or local government (including any subdivision, court, administrative agency or commission or other authority thereof), governmental official (such as a state attorney general), or any other supranational, governmental, intergovernmental, quasi-governmental authority, body, department or organization, including the SEC, European Union, Commodity Futures Trading Commission, UK Financial Conduct Authority, or any state or banking securities bureau or department, or any regulatory body appointed by any of the foregoing, in each case in any jurisdiction.

“HSR Act” has the meaning set forth in Section 3.4(b).

“IDB Business” has the meaning set forth in the GFI Merger Agreement.

“IDB Buyer” has the meaning set forth in the Preamble.

“IDB Buyer Assumed Benefit Arrangements” has the meaning set forth in Section 5.8(a).

“IDB Buyer Closing Balance Sheet” has the meaning set forth in Section 2.7(a).

“IDB Buyer Disclosure Letter” has the meaning set forth in Article III.

“IDB Buyer Guaranteed Obligations” has the meaning set forth in Section 9.11(a).

“IDB Buyer Identified Representations” means Section 3.1, Section 3.2, Section 3.3, Section 3.4(a)(i), Section 3.5(a), Section 3.5(c), Section 3.10(b), Section 3.10(c), Section 3.14 and Section 3.16.

“IDB Buyer Indemnified Parties” has the meaning set forth in Section 8.2(b).

“IDB Buyer Related Party” means IDB Buyer, the IDB Subsidiaries, their respective Affiliates and its and their respective Affiliates’ respective officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“IDB Buyer Responsible Taxes” means any Taxes of the IDB Subsidiaries (including Taxes that relate to items of income, gain, loss, deduction and credit of the IDB Subsidiaries and are imposed on GFI or Seller as a result of having been included in an affiliated, combined, consolidated, or unitary group that includes one or more IDB Subsidiaries), any Taxes of JPI or New JPI, the IDB Pass-Through Taxes and any Taxes imposed on Seller, GFI or the Seller

Retained Subsidiaries under Treasury Regulations Section 1.1502-6 (and any corresponding provisions of state, local or foreign Law) as a result of being a member of any consolidated, unitary, combined or similar group (other than the GFI Group) for any Pre-Closing Tax Period or the portion of any Straddle Period that ends on the Closing Date.

“IDB Confidential Information” means all information and data that any IDB Subsidiary maintains as confidential relating to the IDB Business, including customer and supplier lists, pricing information, marketing plans, market studies, client development plans, business acquisition plans, Intellectual Property and all other information or data.

“IDB Market Data Service Agreement” has the meaning set forth in Section 2.5(a)(ii).

“IDB Option” has the meaning set forth in Section 5.9(a).

“IDB Pass-Through Taxes” means any Taxes attributable to any Pre-Closing Tax Period and, in the case of any Straddle Period, the portion of any Taxes which relate to the portion of such Straddle Period ending on and including the Closing Date and which (i) are not yet paid as of the Closing Date, (ii) are payable by GFI (or Seller as its successor) or Seller Retained Subsidiaries and (iii) are attributable to any income, gain or other taxable item recognized by a Pass-Through IDB Subsidiary and includible in the income of the GFI Group.

“IDB Permits” has the meaning set forth in Section 3.9(a).

“IDB RSU” has the meaning set forth in Section 5.9(a).

“IDB Subsidiaries” has the meaning set forth in the Recitals.

“Indemnified Party” has the meaning set forth in Sections 8.2(d)(i).

“Indemnifying Party” has the meaning set forth in Sections 8.2(d)(i).

“Indemnity Claim” has the meaning set forth in Section 8.1(d).

“Independent Accountant Arbitrator” has the meaning set forth in Section 2.7(c).

“Individual Registrations” has the meaning set forth in Section 5.2(c).

“Intellectual Property” means (i) trademarks, service marks, trade names, internet domain names, designs, logos, slogans and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (ii) patents and patent applications; (iii) copyrights (including any registrations and applications for any of the foregoing); (iv) computer programs (including any and all software implementation of algorithms, models and methodologies, whether in source code or object code), databases and compilations (including any and all data and collections of data) and all documentation (including user manuals and training materials) relating to any of the foregoing; and (v) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies.

“Intercreditor Agreement” has the meaning set forth in Section 2.5(a)(vi).

“IRS” means the Internal Revenue Service.

“JPI” has the meaning set forth in the Preamble.

“JPI Merger Agreement” has the meaning set forth in the Recitals.

“JPI Mergers” has the meaning set forth in the Recitals.

“Knowledge of IDB Buyer” means the actual knowledge, after reasonable due inquiry, of the individuals listed on Section 1.1 of the IDB Buyer Disclosure Letter as of the date hereof.

“Law” (and with the correlative meaning “Laws”) means any rule, regulation, statute, statutory instrument, Order, ordinance or code promulgated by any Governmental Entity, including any common law, state and federal law, securities law, derivatives law, commodities law and law of any foreign jurisdictions.

“Lenders” has the meaning set forth in Section 3.11(a).

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Losses” has the meaning set forth in Section 8.2(a).

“Material Adverse Effect” means, with respect to IDB Buyer or the IDB Subsidiaries, any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (a) would reasonably be expected to prevent or materially impair or delay the ability of IDB Buyer, JPI, New JPI, any IDB Subsidiary or any Seller Retained Subsidiary to perform their obligations under this Agreement or to consummate the Transactions or (b) has been, or would reasonably be expected to be, materially adverse to the business, assets, properties, liabilities, results of operations or financial condition of the IDB Subsidiaries taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from (i) general economic or regulatory conditions or changes therein, (ii) financial or security market fluctuations or conditions, (iii) changes in or events affecting the industries or markets in which the IDB Subsidiaries operate, (iv) any effect arising out of a change in GAAP or Law, (v) the announcement or pendency of this Agreement and the Transactions or the identity of Seller, other than for purposes of Section 3.4 (No Violations; Consents and Approvals), including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensors, licensees, lenders, partners, employees or regulators, (vi) changes in the market price or trading volume of GFI Common Stock on the New York Stock Exchange (provided that this clause (vi) shall not prevent a determination that any events, occurrences, facts, conditions, changes, developments or effects underlying such changes have resulted in a Material Adverse Effect unless such events, occurrences, facts, conditions, changes, developments or effects are otherwise excepted by this definition), (vii) any failure by the IDB Subsidiaries to meet any estimates or outlook of revenues or earnings or other financial projections (provided that this clause (vii) shall not prevent a determination that any events, occurrences, facts, conditions, changes, developments or effects underlying such changes have resulted in a Material Adverse Effect unless such events, occurrences, facts, conditions, changes, developments or effects are otherwise excepted by this definition), (viii) natural disasters or (ix) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date hereof, except, in the case of clauses (i), (ii), (iii), (iv), (viii) and (ix) above, to the extent the IDB Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the businesses and industries in which the IDB Subsidiaries operate.

“New Debt Commitment Letter” has the meaning set forth in Section 5.16(d).

“New JPI” has the meaning set forth in the Preamble.

“Notices” has the meaning set forth in Section 5.2(c).

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, subpoena, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, of any executive body, Governmental Entity or Self-Regulatory Organization.

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Pass-Through IDB Subsidiary” means an IDB Subsidiary that is treated as “fiscally transparent” within the meaning Treasury Regulation Section 1.894-1(d)(3) under the Law of any relevant jurisdiction or any other IDB Subsidiary to the extent Seller, GFI, or any Seller Retained Subsidiary is required to include all or a part of the income of such IDB Subsidiary in its taxable income pursuant to Sections 951 through 959 or 1291 through 1298 of the Code (or any analogous provisions of state, local or foreign Law).

“Person” means an individual, corporation, limited liability company, company, body corporate, partnership (whether or not having separate legal personality), association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Pledge Agreement” has the meaning set forth in Section 2.5(a)(iv).

“Post-Closing Tax Period” means all taxable periods of the IDB Subsidiaries beginning after the Closing Date.

“Pre-Closing Proceedings” means Proceedings involving third parties initiated or threatened in writing prior to the Closing to which GFI, JPI, New JPI or any of their respective Affiliates is a party, other than Proceedings exclusively relating to Public Deal Proceedings.

“Pre-Closing Reorganization” has the meaning set forth in the Recitals.

“Pre-Closing Tax Period” means all taxable periods of the IDB Subsidiaries ending on or before the Closing Date.

“Pre-Closing Tax Return” means a Tax Return related to a Pre-Closing Tax Period.

“Proceeding” means any action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy (whether at law or in equity, before or by any Governmental Entity or Self-Regulatory Organization or before any arbitrator).

“Proposed Tax Allocation” has the meaning set forth in Section 5.7(g).

“Public Deal Proceedings” means any Proceeding by or on behalf of the stockholders of GFI directly relating to, arising out of or in connection with the Transactions.

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchased Interests” has the meaning set forth in the Recitals.

“Regulatory Approvals” has the meaning set forth in Section 5.2(c).

“Regulatory Authority” has the meaning set forth in Section 5.2(c).

“Representatives” has the meaning set forth in Section 5.1(a).

“Restraints” has the meaning set forth in Section 6.1(b).

“Sale and Assumption” has the meaning set forth in Section 2.5.

“SEC” has the meaning set forth in the GFI Merger Agreement.

“Securities” means, with respect to any Person, any series of common stock or preferred stock, any ordinary shares or preferred shares and any other equity securities, capital stock, partnership, membership or similar interest of such Person, and any securities that are convertible, exchangeable or exercisable into any such stock or interests, however described and whether voting or non-voting.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means any U.S. or foreign commission, board, agency or body that is not a Governmental Entity but is charged with regulating its own members through the adoption and enforcement of financial, sales practice and other requirements for brokers, dealers, securities underwriting or trading, stock exchanges, swap execution facilities, commodity exchanges, commodity intermediaries, electronic communications networks, insurance companies or agents, investment companies or investment advisers.

“Seller” has the meaning set forth in the Preamble.

“Seller Closing Balance Sheet” has the meaning set forth in Section 2.7(a).

“Seller Guaranteed Obligations” has the meaning set forth in Section 9.12(a).

“Seller Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Seller Related Party” means Seller and its officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“Seller Retained Businesses” means the Trayport Business and the FENICS Business.

“Seller Retained Subsidiaries” has the meaning set forth in the Recitals.

“Senior Notes due 2018” has the meaning set forth in the GFI Merger Agreement.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

“Straddle Period” means any taxable period beginning before the Closing Date and ending after the Closing Date.

“Straddle Period Tax Return” means a Tax Return related to a Straddle Period.

“Subsidiary” (and with the correlative meaning “Subsidiaries”), when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which (i) more than 50% of the Securities or other ownership interests or (ii) Securities or other interests having by their terms power to elect or appoint more than 50% of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.

“Trayport & FENICS Confidential Information” means all information and data that any Seller Retained Subsidiary maintains as confidential relating to the Trayport Business and FENICS Business, including customer and supplier lists, pricing information, marketing plans, market studies, client development plans, business acquisition plans, Intellectual Property and all other information or data.

“Takeover Proposal” has the meaning set forth in Section 5.3(b).

“Tangible Common Equity” has the meaning set forth in the GFI Merger Agreement.

“Tax” (and with the correlative meaning “Taxes”) means (i) any U.S. federal, state, local or foreign net income, franchise, gross income, sales, use, value added, goods and services, ad valorem, turnover, real property, personal property, gross receipts, net proceeds, license, capital stock, payroll, employment, unemployment, disability, withholding, social security (or similar), excise, severance, transfer, alternative or add-on minimum, stamp, estimated, registration, fuel, occupation, premium, environmental, excess profits, windfall profits taxes or other tax of any kind and similar charges, fees, levies, imposts, duties, tariffs, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed with respect thereto by any Taxing Authority or Governmental Entity, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, transferor liability, successor liability or otherwise through operation of law and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other agreement to indemnify any other person (other than any written agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes or any commercial lending agreement).

“Tax Benefit” has the meaning set forth in Section 8.3(c).

“Tax Consideration” has the meaning set forth in Section 5.7(g).

“Tax Contest” has the meaning set forth in Section 5.7(d).

“Tax Return” means any return, report, declaration, election, estimate, information statement, claim for refund or other document (including any amendment to any of the foregoing) filed or required to be filed with respect to Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Third Party Claim” has the meaning set forth in Section 8.2(d)(i).

“Transactions” means the transactions contemplated by (i) the JPI Merger Agreement (including the F-Reorganization (as defined therein) and the JPI Mergers), (ii) the GFI Merger Agreement (including the Pre-Closing Reorganization and the GFI Mergers), (iii) this Agreement (including the Sale and Assumption) and (iv) the GFI Support Agreement (as defined in the GFI Merger Agreement).

“Transition Services Agreement” has the meaning set forth in Section 2.5(a)(v).

“Trayport Business” has the meaning set forth in the GFI Merger Agreement.

“U.S.” means the United States of America.

“U.S.-Foreign Tax Allocation” has the meaning set forth in Section 5.7(g).

“Working Capital” has the meaning set forth in the GFI Merger Agreement.

ARTICLE II

PURCHASE AND SALE; ASSUMPTION OF ASSUMED LIABILITIES

Section 2.1 Purchase and Sale of the Purchased Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, IDB Buyer shall purchase from Seller, and Seller shall sell, transfer and assign to IDB Buyer, all of Seller’s right, title and interest to the Purchased Interests.

Section 2.2 Assumption of Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing IDB Buyer shall, and effective as of the Closing IDB Buyer hereby does, assume and agree to pay, perform, fulfill and discharge, and shall pay, perform, fulfill and discharge, as they become due, any and all liabilities, obligations or commitments, of any nature whatsoever, whether known or unknown, contingent or otherwise, relating to (i) Pre-Closing Proceedings, (ii) IDB RSUs and (iii) IDB Buyer Assumed Benefit Arrangements (collectively, the “Assumed Liabilities”).

Section 2.3 Purchase Price. In consideration for the sale, transfer and assignment of the Purchased Interests to IDB Buyer and the other covenants and agreements contemplated hereby, IDB Buyer shall (i) pay to Seller an amount in cash equal to $165,000,000 (the “Purchase Price”) and (ii) assume the Assumed Liabilities.

Section 2.4 Payment of Purchase Price. On or prior to the Closing Date, Seller and IDB Buyer shall enter into an escrow agreement with the Escrow Agent, inter alios, substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”). Prior to the consummation of the JPI Mergers, IDB Buyer shall deposit with the Escrow Agent cash in immediately available funds sufficient to pay the Purchase Price at the Closing. At the Closing, the Escrow Agent shall pay to Seller on behalf of IDB Buyer the Purchase Price in cash by wire transfer of immediately available funds in accordance with the terms of the Escrow Agreement and Section 6.2(e).

Section 2.5 Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Interests and assumption of the Assumed Liabilities (the “Sale and Assumption”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois 60606, or at such other place as Seller and IDB Buyer may agree in writing. The day on which the Closing takes place is referred to herein as the “Closing Date.” Subject to the provisions of this Agreement, unless otherwise mutually agreed upon by Seller and IDB Buyer, Seller and IDB Buyer shall cause the Closing to occur immediately following the GFI Mergers; provided that, notwithstanding the foregoing, IDB Buyer shall not be required to consummate the Transactions contemplated hereby prior to the date that is 120 days after the date of this Agreement.

(a) Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to IDB Buyer:

(i) stock powers or transfers in favor of IDB Buyer for the Purchased Interests directly held by a Seller Retained Subsidiary, duly executed by such Seller Retained Subsidiary;

(ii) a counterpart of the IDB Market Data Service Agreement substantially in the form attached hereto as Exhibit B (the “IDB Market Data Service Agreement”), duly executed by Seller;

(iii) a counterpart of the Commercial Agreements substantially in the form attached hereto as Exhibit C (the “Commercial Agreements”), duly executed by Seller and the other parties signatory thereto;

(iv) a counterpart of the Pledge Agreement substantially in the form attached hereto as Exhibit D (the “Pledge Agreement”), duly executed by Seller;

(v) a counterpart of the Transition Services Agreement, substantially in the form attached hereto as Exhibit E (the “Transition Services Agreement”), duly executed by Seller;

(vi) a counterpart of Intercreditor Agreement, substantially in the form attached hereto as Exhibit G (the “Intercreditor Agreement”), duly executed by the Seller;

(vii) the certificates referred to in Section 6.3(a) and Section 6.3(b).

(b) Deliveries by IDB Buyer. At the Closing, IDB Buyer shall deliver, or cause to be delivered, to Seller:

(i) evidence, satisfactory in form and substance to Seller, that the board of directors of GFI Holdings Limited has resolved to approve registration of the transfer referred to in Section 2.5(a)(i) (subject only to it being duly stamped);

(ii) a counterpart of the IDB Market Data Service Agreement, duly executed by IDB Buyer;

(iii) a counterpart of the Commercial Agreements, duly executed by IDB Buyer or a permitted assignee pursuant to Section 9.6;

(iv) a counterpart of the Pledge Agreement, duly executed by the pledgor thereunder;

(v) a counterpart of the Transition Services Agreement, duly executed by IDB Buyer;

(vi) a counterpart of the Intercreditor Agreement, duly executed by IDB Buyer, Jefferies Finance LLC and MNC Holdco LLC; and

(vii) the certificates referred to in Section 6.2(a) and Section 6.2(b).

Section 2.6 Estimated Available Cash Allocation. At the Closing, the amount of Available Cash set forth in the Estimated Closing Certificate (which shall be promptly delivered to IDB Buyer following receipt thereof from GFI) shall be allocated in the following order, in the manner determined by Seller consulting in advance with and reasonably incorporating the views of IDB Buyer (the “Estimated Available Cash Allocation”):

(a) an amount equal to the sum of (i) either $40,000,000 or, if GFI makes its January 2015 principal and interest payment on the Senior Notes due 2018 prior to the Closing, $35,300,000 plus (ii) any amount required to be paid by CME or any CME Subsidiary as of or following the effective time of the GFI Mergers pursuant to Section 6.8(b) of the GFI Merger Agreement with respect to D & O Insurance (as defined therein) shall be transferred to or retained by, as applicable, the Seller Retained Subsidiaries;

(b) an amount equal to the positive difference, if any, of (i) $1,200,000 minus (ii) the amount of Working Capital set forth in the Estimated Closing Certificate shall be transferred to or retained by, as applicable the Seller Retained Subsidiaries;

(c) to the extent there is remaining Available Cash after the foregoing allocations, all such Available Cash shall be transferred to or retained by, as applicable, the IDB Subsidiaries unless (i) Tangible Equity is equal to or greater than $214,117,655 and (ii) the amount of such remaining Available Cash exceeds $190,986,509, in which case, the lesser amount of such remaining Available Cash in excess of $190,986,509 or Tangible Equity in excess of $214,117,655, shall be transferred to or retained by, as applicable, the Seller Retained Subsidiaries (such amount, the “Excess Cash Amount”)

Illustrative examples of the calculation of the Excess Cash Amount, if any, are set forth in Section 1.1(c) of the GFI Disclosure Letter (as defined in the GFI Merger Agreement).

Section 2.7 Post-Closing Adjustment.

(a) Within 90 days following the Closing Date, Seller shall prepare and deliver to IDB Buyer a consolidated balance sheet of the Seller Retained Subsidiaries as of the Closing (giving effect to the Estimated Available Cash Allocation) (the “Seller Closing Balance Sheet”), which shall be prepared in conformity with GAAP applied on a basis consistent with the preparation of, and using the same accounting methods, policies, practices, procedures and estimation methods as those used in the preparation of the balance sheet for the fiscal year ended December 31, 2013, included in the GFI Financial Statements, and which shall include a calculation of Available Cash at the Seller Retained Subsidiaries and Working Capital derived from the items and amounts on such balance sheet. Within 90 days following the Closing Date, IDB Buyer shall prepare and deliver to Seller a consolidated balance sheet of IDB Buyer and the IDB Subsidiaries as of the Closing (giving effect to the Estimated Available Cash Allocation) (the “IDB Buyer Closing Balance Sheet” and together with the Seller Closing Balance Sheet, the “Closing Balance Sheets”), which shall be prepared in conformity with GAAP applied on a basis consistent with the preparation of, and using the same accounting methods, policies, practices, procedures and estimation methods as those used in the preparation of the balance sheet for the fiscal year ended December 31, 2013, included in the GFI Financial Statements, and which shall include a calculation of Available Cash at the IDB Subsidiaries and Tangible Common Equity, in each case derived from the items and amounts on such balance sheet. The Parties agree that the purpose of preparing the Closing Balance Sheets and determining the Available Cash, Working Capital and Tangible Common Equity and the related adjustment contemplated by this Section 2.7 is to measure the amount of Available Cash, Working Capital and Tangible Common Equity and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheets or determining Available Cash, Working Capital and Tangible Common Equity.

(b) Following delivery of the Seller Closing Balance Sheet and the IDB Buyer Closing Balance Sheet and prior to the deadline for delivering a Dispute Notice, each of Seller and IDB Buyer will provide the other Party and its Representatives with reasonable access to the books and records, personnel and related work papers of Seller or IDB Buyer, as applicable, in connection with such other Party’s review of the Seller Closing Balance Sheet or the IDB Buyer Closing Balance Sheet, as applicable. Each of Seller and IDB Buyer shall have 45 days after the later delivery of the Seller Closing Balance Sheet or IDB Buyer Closing Balance Sheet in which to provide to the other Party a notice setting forth, in detail, any good faith dispute as to any item or amount reflected in the Seller Closing Balance Sheet (including the calculations of Available Cash and Working Capital set forth therein) or the IDB Buyer Closing Balance Sheet (including the calculations of Available Cash and Tangible Common Equity set forth therein), as applicable, and the basis for such dispute together with such Party’s calculation of such item or amount in dispute (the “Dispute Notice”, and each item or amount on the Dispute Notice, a “Disputed Item”). Other than the Disputed Items, each Party shall be deemed to have accepted all items and amounts contained in the Seller Closing Balance Sheet or the IDB Buyer Closing Balance Sheet, as applicable, delivered by the other Party pursuant to Section 2.7(a).

(c) For 30 days after the later delivery of the Dispute Notice by Seller or IDB Buyer, Seller and IDB Buyer shall endeavor in good faith to resolve by mutual agreement all Disputed Items. If, for any reason, Seller and IDB Buyer are unable to resolve any Disputed Item within such 30 day period, Seller and IDB Buyer shall engage Deloitte & Touche LLP (the “Independent Accountant Arbitrator”) to make a determination as to the Disputed Items; provided that if the Independent Accountant Arbitrator is unable or unwilling to serve in this capacity, then Seller and IDB Buyer shall within 14 days after the end of such 30 day period agree on an alternate independent accounting firm or in default thereof such selection shall be made pursuant to the rules of the American Arbitration Association, which accounting firm shall be the “Independent Accountant Arbitrator” hereunder. The fees, costs and expenses of the Independent Accountant Arbitrator will be borne by Seller and IDB Buyer in relative proportion to the amount by which the aggregate calculation of the Disputed Items by each of them differs from the calculation to be made by the Independent Accountant Arbitrator.

(d) If there is a referral to the Independent Accountant Arbitrator, each of Seller and IDB Buyer agrees, if requested by the Independent Accountant Arbitrator, to execute a reasonable engagement letter and shall submit to the Independent Accountant Arbitrator not later than ten Business Days after its appointment, a written statement summarizing its position on the Disputed Items, together with such supporting documentation as it deems necessary. The Independent Accountant Arbitrator shall act as an arbitrator to determine, based solely on the materials submitted and presentations by Seller and IDB Buyer, and not by independent review, only the Disputed Items that have not been settled by negotiation, and its determination with respect to each Disputed Item shall be an amount within the range established with respect to such Disputed Item by Seller’s or IDB Buyer’s calculation in the Seller Closing Balance Sheet or IDB

Buyer Closing Balance Sheet, as applicable, on the one hand, and the applicable Dispute Notice, on the other hand. Seller and IDB Buyer shall instruct the Independent Accountant Arbitrator to render its decision within 30 days of its appointment or as soon thereafter as is reasonably practicable. The decision/award of the Independent Accountant Arbitrator as to the Disputed Items shall be final and binding on, and shall not be subject to appeal by, Seller and IDB Buyer or any other Person, and may be entered and enforced as provided in Section 9.9.

(e) No later than 30 days following the later of the final determination of the Seller Closing Balance Sheet (and the calculations of Available Cash and Working Capital set forth therein) or the IDB Buyer Closing Balance Sheet (and the calculations of Available Cash and Tangible Common Equity set forth therein) (such items being “final” after giving effect to the items and amounts accepted or deemed to have been accepted by either Seller or IDB Buyer, Disputed Items settled by negotiation and Disputed Items finally determined by the Independent Accountant Arbitrator; such final calculations being the “Final Available Cash Allocation”), the following adjustments shall be effected:

(i) if any of the amounts that were transferred or retained by the IDB Subsidiaries at Closing as provided in the Estimated Available Cash Allocation were in excess of the corresponding amounts that should have been transferred or retained by the IDB Subsidiaries as provided in the Final Available Cash Allocation, then IDB Buyer shall (or shall cause the applicable IDB Subsidiaries to) pay the amount of such excess(es) to Seller.

(ii) if any of the amounts that were transferred or retained by the Seller Retained Subsidiaries as provided in the Estimated Available Cash Allocation were in excess of the corresponding amounts that should have been transferred or retained by the Seller Retained Subsidiaries as provided in the Final Available Cash Allocation, then Seller shall (or shall cause the applicable Seller Retained Subsidiaries to) pay the amount of such excess(es) to IDB Buyer. Notwithstanding the foregoing and for the avoidance of doubt, in no event shall Seller be required to pay an amount in excess of the Excess Cash Amount.

Section 2.8 Direct Holders of Purchased Interests.

(a) Seller shall cause each Seller Retained Subsidiary that is a direct equityholder of Purchased Interests to take any and all action to sell, transfer and assign the Purchased Interests to IDB Buyer at the Closing. References in Section 2.1 (Purchase and Sale of the Purchased Interests) to the obligations of Seller to sell, transfer and assign to IDB Buyer all of Seller’s right, title and interest to the Purchased Interests, shall be read as obligations of Seller to procure that the applicable Seller Retained Subsidiary makes such sale, transfer and assignment to IDB Buyer.

(b) Any payment of the Purchase Price, or any payment under Section 5.7(h) (Tax Indemnity), Section 8.2 (Indemnification) or any other indemnification provision, shall, to the extent that it relates to entities comprising the Purchased Interests or any of their respective Subsidiaries, be received or made by Seller acting on behalf of such entities or other applicable Seller Indemnified Party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF IDB BUYER

Except as (i) set forth in the corresponding Sections or Subsections of a disclosure letter delivered to Seller by IDB Buyer prior to the execution of this Agreement (the “IDB Buyer Disclosure Letter”) (it being agreed that disclosure of any item in any Section or Subsection of IDB Buyer Disclosure Letter shall be deemed disclosure with respect to any other Section or Subsection to which the relevance of such item is reasonably apparent on the face of such disclosure (other than with respect to Section 3.7(b) (Absence of Certain Changes), which shall not be subject to or qualified by the information set forth in any Section or Subsection of the IDB Buyer Disclosure Letter other than Section 3.7(b) (Absence of Certain Changes) thereof)) or (ii) solely with respect to Sections 3.6 through 3.10(a), disclosed in the GFI SEC Documents filed with the SEC pursuant to the Exchange Act since January 1, 2014 and at least three Business Days prior to the date of this Agreement, excluding any disclosures set forth in any Section entitled “Risk Factors” or “Forward-Looking Statements” or in any other Section to the extent they are forward-looking statements or cautionary, nonspecific, predictive or forward-looking in nature, IDB Buyer represents and warrants to Seller as follows:

Section 3.1 Organization.

(a) IDB Buyer is a limited company duly formed, validly existing and in good standing under the laws of Bermuda and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. IDB Buyer is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or license, except where any failures to be so qualified or licensed and in good standing do not constitute a Material Adverse Effect.

(b) IDB Buyer was formed solely for the purposes of engaging in the Transactions, has engaged in no other activities and has conducted its operations only in connection with the Transactions or as otherwise contemplated by this Agreement. IDB Buyer has no liabilities and is not a party to any agreement other than this Agreement and agreements with respect to its formation and the appointment of registered agents, counsel, advisors and similar matters.

Section 3.2 IDB Subsidiaries.

(a) Section 3.2(a) of IDB Buyer Disclosure Letter sets forth (i) the IDB Subsidiaries, (ii) the number of authorized, allotted, issued and outstanding Securities of each IDB Subsidiary, (iii) each IDB Subsidiary’s jurisdiction of incorporation or organization and (iv) the location of each IDB Subsidiary’s principal executive offices. Each IDB Subsidiary is a corporation or company limited by shares duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and, to the extent such concept or a similar concept exists in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business in all material respects as currently conducted. Each IDB Subsidiary is qualified or licensed to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or license, except where any failures to be so qualified or licensed and in good standing do not constitute a Material Adverse Effect.

(b) Following the GFI Mergers and immediately prior to the Closing, Seller shall be, directly or indirectly, the record and Beneficial Owner of all of the outstanding Securities of each IDB Subsidiary, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities other than those imposed under federal or state securities laws). All of such Securities have been duly authorized, validly issued, fully paid and, where applicable, are non-assessable (and no such Securities have been issued in violation of any preemptive or similar rights).

(c) There are no preemptive or similar rights on the part of any holder of any class of Securities of any IDB Subsidiary. No IDB Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of any class of Securities of any IDB Subsidiary on any matter submitted to such holders of Securities. There are no other outstanding Equity Rights with respect to the Securities of any IDB Subsidiary. There are no outstanding contractual obligations of any IDB Subsidiary to repurchase, redeem or otherwise acquire any Securities of any IDB Subsidiary. There are no proxies, voting trusts or other agreements or understandings to which any IDB Subsidiary is a party or is bound with respect to the voting of the Securities of any IDB Subsidiary.

Section 3.3 Authorization.

(a) IDB Buyer has all requisite corporate or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate or similar action, and no other corporate or similar proceedings on the part of IDB Buyer are necessary for it to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by IDB Buyer and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of IDB Buyer, enforceable against IDB Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) After giving effect to the Closing and the consummation of the Transactions, IDB Buyer and the IDB Subsidiaries, on a consolidated basis, shall be solvent, as such term is defined, applied and interpreted under applicable Law.

Section 3.4 No Violations; Consents and Approvals.

(a) The execution and delivery of this Agreement by each of IDB Buyer, JPI and New JPI does not, and the consummation by each of IDB Buyer, JPI, New JPI, the IDB Subsidiaries and the Seller Retained Subsidiaries of the Transactions will not: (i) conflict with any provisions of the Constituent Documents of IDB Buyer, JPI, New JPI, any IDB Subsidiary or any Seller Retained Subsidiaries; (ii) violate any Law or rules of any Self-Regulatory Organization (assuming compliance with the matters set forth in Section 3.4(b) (Consents and Approvals)); (iii) result, after the giving of notice, with lapse of time or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which IDB Buyer, JPI, New JPI, any IDB Subsidiary or any Seller Retained Subsidiary is a party or by which IDB Buyer, JPI, New JPI, any IDB Subsidiary or any Seller Retained Subsidiary or any of their respective assets or properties may be bound; (iv) result in the creation or imposition of any Lien upon any properties or assets of IDB Buyer, JPI, New JPI, any IDB Subsidiary or any Seller Retained Subsidiary or (v) cause the suspension or revocation of any IDB Permit or any material permits, licenses, variances, exemptions, certificates, consents, Orders, approvals or other authorizations from any Governmental Entities and Self-Regulatory Organizations which are necessary for the lawful conduct of IDB Buyer’s, JPI’s, New JPI’s and the Seller Retained Subsidiaries’ respective businesses or ownership of their respective assets and properties, except, in the case of clauses (ii), (iii), (iv) and (v), as do not constitute a Material Adverse Effect.

(b) No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by IDB Buyer, JPI, New JPI, any IDB Subsidiary or any Seller Retained Subsidiaries in connection with the execution or delivery of this Agreement by IDB Buyer, Seller, JPI and New JPI or the consummation by IDB Buyer, JPI, New JPI, the IDB Subsidiaries or the Seller Retained Subsidiaries of the Transactions, except for (i) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) any required filings or notifications under any foreign antitrust merger control Laws (the “Foreign Competition Laws”) set forth in Section 3.4(b)(ii) of the IDB Buyer Disclosure Letter, and (iii) the Regulatory Approvals and Notices as set forth in Section 3.4(b)(iii) of the IDB Buyer Disclosure Letter.

Section 3.5 Assets and Liabilities. Immediately following the consummation of the Transactions and after giving effect thereto:

(a) the IDB Subsidiaries will not have any assets, properties or rights which, taken together with the rights contractually obtained pursuant to the Ancillary Agreements, are necessary for the conduct or operation of the Seller Retained Businesses in the manner as currently conducted or currently proposed to be conducted by GFI and its Subsidiaries;

(b) the IDB Subsidiaries will not require any assets, properties or rights of the Seller Retained Businesses to conduct and operate the IDB Business in the manner as currently conducted or currently proposed to be conducted by GFI and its Subsidiaries;

(c) none of the Seller Retained Subsidiaries will have any liabilities, obligations or commitments, whether or not accrued, known or unknown, contingent or otherwise, and whether or not required to be disclosed or reflected on or reserved against in a consolidated balance sheet of the Seller Retained Subsidiaries, of any kind other than those exclusively related to, arising out of or in connection with the Trayport Business or the FENICS Business; and

(d) the IDB Business will not have any liabilities, obligations or commitments, whether or not accrued, known or unknown, contingent or otherwise, and whether or not required to be disclosed or reflected on or reserved against in a consolidated balance sheet of the IDB Business, of any kind related to, arising out of or in connection with the Seller Retained Subsidiaries.

Section 3.6 Absence of Undisclosed Liabilities. The IDB Subsidiaries do not have any liabilities, obligations or commitments, whether or not accrued, known or unknown, contingent or otherwise required by GAAP to be disclosed, reflected on, or reserved against in a consolidated balance sheet of the IDB Subsidiaries, except for (a) liabilities disclosed, reflected on or reserved against in GFI’s consolidated balance sheet as of December 31, 2013 (or the notes thereto) included in the GFI Financial Statements, (b) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2013, (c) liabilities incurred pursuant to, or in connection with, this Agreement or (d) liabilities that do not constitute a Material Adverse Effect.

Section 3.7 Absence of Certain Changes. Since January 1, 2014 through the date hereof, (a) the IDB Subsidiaries have in all material respects conducted their respective businesses only in the ordinary course consistent with past practice except as contemplated hereunder (including actions and transactions related to the Transactions) and (b) there has not been a Material Adverse Effect.

Section 3.8 Litigation. (a) As of the date hereof, there is no Proceeding pending, threatened in writing, affecting, or, to the Knowledge of IDB Buyer, threatened against any IDB Subsidiary, or their respective properties or rights or any of their respective current or former directors, officers, employees or contractors (in their capacities as such or relating to their services or relationship to any IDB Subsidiary) except as do not constitute a Material Adverse Effect, (b) there is no Order of any Governmental Entity, Self-Regulatory Organization or arbitrator outstanding against any IDB Subsidiary except as do not constitute a Material Adverse Effect and (c) there is no Proceeding pending or, to the Knowledge of IDB Buyer, threatened against IDB Buyer, JPI, New JPI, any IDB Subsidiary or any Seller Retained Subsidiary, which seeks to, or could reasonably be expected to, restrain, enjoin or delay the consummation of any of the Transactions or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

Section 3.9 Compliance with Laws.

(a) Except as do not constitute a Material Adverse Effect, (i) each of the IDB Subsidiaries hold all material permits, licenses, variances, exemptions, certificates, consents, Orders, approvals or other authorizations from any Governmental Entities and Self-Regulatory Organizations which are required for the lawful conduct of their respective businesses or ownership of their respective assets and properties (the “IDB Permits”), (ii) all IDB Permits are in full force and effect and none of the IDB Permits have been withdrawn, revoked, suspended or cancelled nor is any such withdrawal, revocation, suspension or cancellation pending or, to the Knowledge of IDB Buyer, threatened and (iii) each of the IDB Subsidiaries is, and since January 1, 2011, has been in compliance with the terms of the IDB Permits.

(b) None of the IDB Subsidiaries is in violation of and, to the Knowledge of IDB Buyer, no written notice has been given of any violation of, any applicable Law or the applicable rules of any Self-Regulatory Organization, except for any violations that do not constitute a Material Adverse Effect.

Section 3.10 Intellectual Property.

(a) To the Knowledge of IDB Buyer, the conduct of the business of each IDB Subsidiary as conducted in the past three years or as currently conducted by GFI and the GFI Subsidiaries does not infringe upon or misappropriate, and has not infringed upon, misappropriated, any Intellectual Property rights of any other Person.

(b) GFI and the GFI Subsidiaries have good and valid title to, and immediately following the consummation of the Transactions and after giving effect thereto, the Seller Retained Subsidiaries will have good and valid title to, or valid right to use, all material Intellectual Property of the Seller Retained Businesses, free and clear of Liens other than restrictions and other similar encumbrances, which, in the aggregate, are not substantial in amount and which do not in any case materially interfere with the use or materially detract from the value of such Intellectual Property.

(c) To the Knowledge of IDB Buyer, the Intellectual Property of the Seller Retained Subsidiaries, taken together with the rights contractually obtained pursuant to this Agreement and the Ancillary Agreements, constitutes, and immediately following the consummation of the Transactions and after giving effect thereto will constitute, all the Intellectual Property required to conduct and operate the Seller Retained Businesses in all material respects in the manner as currently conducted or currently proposed to be conducted by GFI and the GFI Subsidiaries.

Section 3.11 Financing.

(a) IDB Buyer has delivered to Seller true, correct and complete copies of the fully executed (i) debt commitment letter between Jefferies Finance LLC (collectively with the other lenders party thereto on the date hereof, the “Lenders”), and GFI Holding Co Inc., a Delaware corporation and indirect parent of IDB Buyer, dated as of the date hereof, including all exhibits, schedules, term sheets, annexes and amendments thereto, all in effect as of the date of this Agreement (the “Commitment Letter”) and (ii) fee letter referenced in the Commitment Letter (the “Fee Letter”) in effect as of the date of this Agreement (the Commitment Letter and such Fee Letter, collectively, the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to lend the amounts set forth therein to IDB Buyer for the purpose of funding the transactions contemplated by this Agreement, to pay expenses to be paid by IDB Buyer relating to the Transactions and for the other purposes set forth therein (the “Debt Financing”); provided, however, that solely in the case of the Fee Letter, true, correct and complete copies have been delivered to Seller redacted in a manner that is usual and customary for transactions of this type.

(b) The Debt Commitment Letter, in the form provided to Seller by IDB Buyer, is, or in the case of a Debt Commitment Letter entered into after the date of this Agreement (but if entered into after the date hereof, only to the extent entered into in compliance with Section 5.16(d)) will be, in full force and effect and is, or in the case of a Debt Commitment Letter entered into after the date of this Agreement will be, legal, valid and binding obligations of IDB Buyer and its Affiliates party thereto, and to the Knowledge of IDB Buyer, each of the other parties thereto, enforceable in accordance with their respective terms. As of the date of this Agreement, no Debt Commitment Letter or any commitment thereunder has been withdrawn, terminated, repudiated, rescinded, waived, amended, restated, supplemented or modified in any respect, orally or in writing, and as of the date of this Agreement no such withdrawal, termination, repudiation, rescission, waiver, amendment, restatement, supplement or modification is contemplated by IDB Buyer or any of its Affiliates, or to the Knowledge of IDB Buyer, any other counterparty thereto.

(c) As of the date of this Agreement, neither IDB Buyer nor any of its Affiliates nor, to the Knowledge of IDB Buyer, any other counterparty thereto has committed any breach of any of its covenants or other obligations set forth in, or is in default under, the Debt Commitment Letter, and to the Knowledge of IDB Buyer no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute or result in a breach or default under the Debt Commitment Letter on the part of IDB Buyer or any other party to the Debt Commitment Letter, (ii) constitute or result in a failure to satisfy a condition precedent or other contingency set forth in the Debt Commitment Letter, (iii) make any of the assumptions or any of the statements set forth in the Debt Commitment Letter inaccurate in any material respect or (iv) otherwise result in any portion of the Debt Financing not being available. As of the date of this Agreement, IDB Buyer has not received any notice or other communication from any party to the Debt Commitment Letter with respect to (i) any actual or potential breach or default under the Debt Commitment Letter on the part of IDB Buyer or any other party to the Debt Commitment Letter, (ii) any actual or potential failure to satisfy any condition precedent or other contingency set forth in the Debt Commitment Letter or (iii) any intention of such party to terminate the Debt Commitment Letter or to not provide all or any portion of the Debt Financing. To the Knowledge of IDB Buyer (both before and after giving effect to any “market flex” provisions contained in the Debt Commitment Letter): (x) IDB Buyer will be able to satisfy on a timely basis each term and condition relating to the closing or funding of the Debt Financing; (y) no fact, occurrence, circumstance or condition exists that would reasonably be expected to (1) cause the Debt Commitment Letter to terminate, to be withdrawn, modified, repudiated or rescinded or to be or become ineffective, (2) cause any of the terms or conditions relating to the closing or funding of any portion of the Debt Financing not to be met or complied with or (3) otherwise cause the full amount (or any portion) of the funds contemplated to be available under the Debt Commitment Letter to not be available to IDB Buyer on a timely basis (and in any event as of the Closing); and (z) no potential impediment exists to the funding of any of the payment obligations of IDB Buyer under this Agreement. IDB Buyer has fully paid any and all commitment fees or other fees or deposits required by the Debt Commitment Letter to be paid on or before the date of this Agreement, and IDB Buyer will pay when due all other commitment or other fees arising under the Debt Commitment Letter as and when they become payable.

(d) The aggregate net proceeds from the Debt Financing (both before and after giving effect to any “market flex” provisions contained in the Debt Commitment Letter) constitute all of the financing required for the consummation of the transactions contemplated by this Agreement and are sufficient in amount to provide IDB Buyer with the funds necessary to consummate the transactions contemplated hereby and to satisfy its obligations under this Agreement, including to pay the Purchase Price, and to pay all fees, costs and expenses to be paid by IDB Buyer related to the transactions contemplated by this Agreement, including such fees and expenses relating to the Debt Financing.

(e) There are no, and there will not be any, conditions precedent or other contingencies related to the obligation of any party to the Debt Commitment Letter to fund the full amount (or any portion) of the Debt Financing, including any condition or other contingency relating to the availability of the Debt Financing pursuant to any “market flex” provisions, other than as expressly set forth in the Debt Commitment Letter as in effect on the date hereof (the “Disclosed Conditions”). Other than the Disclosed Conditions, no Financing Source or other Person has any right to impose, and IDB Buyer has no obligation to accept, any condition precedent to any funding of the Debt Financing nor any reduction to the aggregate amount available under the Debt Commitment Letter (nor any term or condition which could have the effect of reducing the aggregate amount available under the Debt Commitment Letter). There are no side letters and (except for the Debt Commitment Letter) there are no agreements, contracts, arrangements or understandings, whether written or oral, with any Lender, Financing Source or other Person relating to the Debt Financing or the Debt Commitment Letter (including any that could affect the availability of the Debt Financing). Other than as set forth in the Debt Commitment Letter delivered to Seller prior to the date hereof, there are no conditions precedent relating to the funding of the full amount of the Debt Financing that would, or could reasonably be expected to, (i) impair the validity of the Debt Commitment Letter, (ii) reduce the aggregate amount of the Debt Financing, (iii) prevent or delay the consummation of the transactions contemplated hereby, (iv) cause the Debt Commitment Letter to be ineffective, or (v) otherwise result in the Debt Financing not being available on a timely basis in order to consummate the transactions contemplated hereby.

Section 3.12 IDB RSUs.

(a) The treatment of each IDB RSU as contemplated by Section 5.9 is permissible under the terms of the GFI Stock Plan and the award agreement under which it was issued, and each Consent described in Section 5.9(b)(i) has been duly entered into and is a valid and binding obligation of the parties thereto.

(b) Section 3.12(b) of the IDB Buyer Disclosure Letter sets forth a true, correct and complete list as of the date hereof of all holders of IDB RSUs presently employed or engaged in Australia, China, Dubai, Israel, Japan, Philippines, Singapore or Switzerland.

Section 3.13 Affiliate Transactions. Section 3.13 of the IDB Buyer Disclosure Letter sets forth a true, correct and complete list of all contracts, agreements, commitments and arrangements between any Seller Retained Subsidiary, on the one hand, and any IDB Buyer Related Party, on the other hand, that has any material rights and/or obligations in effect after the Closing, other than such contracts, agreements, commitments and arrangements contemplated by the Transactions.

Section 3.14 Representations and Warranties in the Merger Agreements. To the Knowledge of IDB Buyer, the representations and warranties of (i) GFI contained in Exhibit F and (ii) JPI and New JPI contained in the JPI Merger Agreement are true and correct.

Section 3.15 Investment Purpose. IDB Buyer is acquiring the Purchased Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. IDB Buyer acknowledges that the Purchased Interests have not been registered under the Securities Act or any state or foreign securities Laws and that the Purchased Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or an applicable exemption therefrom and subject to state and foreign securities Laws, as applicable. IDB Buyer is able to bear the economic risk of holding the Purchased Interests for an indefinite period (including total loss of its investment) and has sufficient knowledge and expertise in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Interests.

Section 3.16 Brokers. No Person, other than the Lenders in their capacity as such, is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party in connection with the Transactions based upon arrangements made by or on behalf of IDB Buyer, JPI, New JPI, any IDB Subsidiary or any Seller Retained Subsidiary.

Section 3.17 No Reliance. IDB BUYER TAKES THE PURCHASED INTERESTS, THE OWNERSHIP OF THE IDB SUBSIDIARIES AND THE ASSUMED LIABILITIES AS IS AND WHERE IS WITH ALL FAULTS AND ALL DEFECTS. NO MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY SELLER, ANY OF THE IDB SUBSIDIARIES, ANY OF THE SELLER RETAINED SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED AS TO THE PURCHASED INTERESTS, THE IDB SUBSIDIARIES OR THE ASSUMED LIABILITIES. IDB BUYER IS NOT RELYING ON, AND IDB BUYER DISCLAIMS THE EXISTENCE OF, ANY REPRESENTATIONS, WARRANTIES OR OTHER STATEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE PURCHASED INTERESTS, THE IDB SUBSIDIARIES OR THE ASSUMED LIABILITIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE STATEMENTS IN THIS SECTION 3.17 SHALL SURVIVE THE CLOSING INDEFINITELY.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to IDB Buyer as follows:

Section 4.1 Organization.

(a) Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.

(b) Seller was formed solely for the purposes of engaging in the Transactions, has engaged in no other activities and has conducted its operations only in connection with the Transactions or as otherwise contemplated by this Agreement. Seller has no liabilities and is not a party to any agreement other than this Agreement and agreements with respect to its formation and the appointment of registered agents, counsel, advisors and similar matters.

Section 4.2 Authorization; Board Approval. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary limited liability company actions and no other limited liability company proceedings on the part of Seller are necessary for Seller to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.3 No Violations. The execution and delivery of this Agreement by Seller does not and the consummation by Seller of the Transactions will not (a) conflict with any provisions of the Constituent Documents of Seller or (b) to the knowledge of Seller, violate any Law applicable to Seller prior to the consummation of the Transactions.

Section 4.4 Litigation. As of the date hereof, there is no Proceeding pending or, to the Knowledge of CME (as defined in the GFI Merger Agreement), threatened against CME or any Subsidiary of CME (including Seller), which would reasonably be expected to restrain, enjoin or delay the consummation of any of the Transactions, and no injunction of any type has been entered or issued.

Section 4.5 Brokers. No Person other than Barclays Capital Inc. is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by CME or any of its Affiliates (which for the purposes of this Section 4.5 shall not include GFI or any of its Affiliates) in connection with the Transactions based upon arrangements made by or on behalf of CME or any of its Affiliates (which for the purposes of this Section 4.5 shall not include GFI or any of its Affiliates).

Section 4.6 No Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION AS TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY). FOR THE AVOIDANCE OF DOUBT AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER HAS NOT MADE, IS NOT MAKING AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY AS TO THE PURCHASED INTERESTS, THE IDB SUBSIDIARIES OR THE ASSUMED LIABILITIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE STATEMENTS IN THIS SECTION 4.6 SHALL SURVIVE THE CLOSING INDEFINITELY.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Access to Information; Confidentiality.

(a) From the Closing until the seventh anniversary of the Closing Date, each of Seller and IDB Buyer shall not, and shall cause its respective Affiliates and officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives (including its depositories, custodians, service providers and outsourcing partners that hold or maintain records for such Party) (collectively, “Representatives”) not to, destroy or otherwise dispose of any books, records or other information relating to, in the case of Seller, the IDB Subsidiaries or, in the case of IDB Buyer, the Seller Retained Subsidiaries without first providing the other Party reasonable advance notice with respect to such destruction or other disposition and a reasonable opportunity to take possession of such books, records and information. During such time period, each of Seller and IDB Buyer shall, and shall cause its respective Affiliates and Representatives to, (1) reasonably make available to the other Party and its Representatives copies of the books, records or other information relating to, in the case of Seller, the IDB Subsidiaries or, in the case of IDB Buyer, the Seller Retained Subsidiaries, (2) respond promptly to the reasonable requests of the other Party and its Representatives for information relating to, in the case of Seller, the IDB Subsidiaries or, in the case of IDB Buyer, the Seller Retained Subsidiaries, including in connection with Taxes, Public Deal Proceedings and Pre-Closing Proceedings and (3) promptly make available its personnel and the personnel of its Affiliates and Representatives regarding the foregoing, to the extent such activities are at reasonable times and places and do not substantially interfere with the performance of their employment duties.

(b) IDB Buyer agrees it shall be bound to the confidentiality agreement, dated as of October 2, 2013, by and between GFI and CME (the “Confidentiality Agreement”), as if it was a signatory thereto in the same capacity as CME thereunder, which shall continue in full force and effect in accordance with its terms. If the Closing occurs, such confidentiality agreement shall terminate at such time.

(c) From and after the Closing, IDB Buyer shall not, and IDB Buyer shall cause the IDB Subsidiaries and its and their respective Representatives not to, divulge or convey to any third party any Trayport & FENICS Confidential Information; provided, however, that any such Person may furnish such portion (and only such portion) of Trayport & FENICS Confidential Information as such Person reasonably determines they are legally obligated to disclose if: (i) they receive a request to disclose all or any part of the Trayport & FENICS Confidential Information under the terms of a subpoena, civil investigative demand or order issued by or for the benefit of a Governmental Entity or Self-Regulatory Organization; (ii) to the extent not inconsistent with such request and permissible under applicable Law, the recipient notifies Seller of the existence, terms and circumstances surrounding such request and consults with Seller on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) the recipient discloses only that portion of the Trayport & FENICS Confidential Information as it reasonably determines they are legally obligated to disclose; and (iv) the recipient cooperates with Seller and otherwise exercises its reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the Trayport & FENICS Confidential Information required to be disclosed pursuant to a subpoena, civil investigative demand or order.

(d) From and after the Closing, Seller shall not, and Seller shall cause the Seller Retained Subsidiaries and its and their respective Representatives not to, divulge or convey to any third party any IDB Confidential Information; provided, however, that any such Person may furnish such portion (and only such portion) of IDB Confidential Information as such Person reasonably determines they are legally obligated to disclose if: (i) they receive a request to disclose all or any part of the IDB Confidential Information under the terms of a subpoena, civil investigative demand or order issued by or for the benefit of a Governmental Entity or Self-Regulatory Organization; (ii) to the extent not inconsistent with such request and permissible under applicable Law, the recipient notifies IDB Buyer of the existence, terms and circumstances surrounding such request and consults with IDB Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) the recipient discloses only that portion of the IDB Confidential Information as it reasonably determines they are legally obligated to disclose; and (iv) the recipient cooperates with Seller and otherwise exercises its reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the IDB Confidential Information required to be disclosed pursuant to a subpoena, civil investigative demand or order.

Section 5.2 Consents, Approvals, Registrations and Notices.

(a) Subject to the terms and conditions of this Agreement, each of Seller and IDB Buyer will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary and appropriate to consummate the Transactions and to continue to carry out the business of the IDB Subsidiaries in substantially the same manner as carried out prior to the GFI Mergers. In furtherance and not in limitation of the foregoing, each of Seller and IDB Buyer shall (i) make or cause to be made the filings required of such party under the HSR Act and the Foreign Competition Laws with respect to the Transactions as promptly as practicable after the date of this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party from the Federal Trade Commission (“FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or by any other Governmental Entity (including under any Foreign Competition Laws) in respect of such filings or such Transaction and (iii) act in good faith and reasonably cooperate with the other Party in connection with any such filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any of the HSR Act, the Foreign Competition Laws, the Sherman Act, the Clayton Act and any other Laws or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”) with respect to any such filing or any such Transaction. To the extent not prohibited by applicable Law, the Parties shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transactions. Each Party shall give each other reasonable prior notice of any substantive communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filings or any such Transaction. No Party shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other Parties prior notice of the meeting or conversation and, unless prohibited by such any Governmental Entity, the opportunity to attend or participate. The Parties contemplate that as a general matter both Seller and IDB Buyer shall be represented at in-person meetings with any Governmental Entity. The Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act, the Foreign Competition Laws or other Antitrust Laws.

(b) Without limiting the obligations of Seller and IDB Buyer under Section 5.2(a), each of Seller and IDB Buyer shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under the Antitrust Laws. In connection therewith and subject to Section 5.2(a), if any Proceeding is instituted (or threatened to be instituted) challenging any Transaction as inconsistent with or violative of any Antitrust Law, each of Seller and IDB Buyer shall cooperate and use its reasonable best efforts vigorously to contest and resist (by negotiation, litigation or otherwise) any such Proceeding and to have vacated, lifted, reversed or overturned any Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the Transactions, unless Seller reasonably and in good faith determines, in its sole discretion, that litigation is not in its best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.2(b) shall limit the right of a Party to terminate this Agreement pursuant to Section 7.1 (Termination), so long as such Party has until that time complied in all material respects with its obligations under this Section 5.2. Each of Seller and IDB Buyer shall use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods or to obtain the necessary approvals under the HSR Act, the Foreign Competition Laws or any other Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement.

(c) Without limiting the obligations of IDB Buyer under Section 5.2(a), as promptly as reasonably practicable after signing of this Agreement, IDB Buyer agrees to, and to cause its Affiliates and its and their respective principals, directors, officers, employees and agents to (i) obtain and maintain, as of and after the Closing Date of the Transactions, in full force and effect, in respect of IDB Buyer, all registrations, licenses, permits, approvals, membership agreements, exemptive orders and regulatory or judicial orders other than with respect to an Antitrust Law (“Entity Registrations and Approvals”) of any foreign, local, state or federal

Governmental Entity, Self-Regulatory Organization, clearing house, depository (including the Depository Trust & Clearing Corporation) and exchange (a “Regulatory Authority”) that are necessary or appropriate in order for the IDB Subsidiaries to conduct the business as currently conducted; (ii) ensure that all registrations, licenses, permits, approvals, membership agreements, exemptive orders and regulatory or judicial orders applicable to directors, officers, principals, employees or agents other than with respect to any Antitrust Law (“Individual Registrations”) of IDB Buyer or its Affiliates of any Regulatory Authority set forth in Section 6.1(a)(iii) of the IDB Buyer Disclosure Letter or that are necessary or appropriate, in IDB Buyer’s reasonable judgment, for them to conduct, after the Closing, the business they conducted or supervised immediately prior to the Closing are in effect and apply to such persons in their new status as employees or agents of IDB Buyer; (iii) ensure that all notices, filings and acknowledgements other than with respect to an Antitrust Law (“Notices”) set forth in Section 6.1(a)(iv) of the IDB Buyer Disclosure Letter or that are necessary or appropriate, in Buyer’s reasonable judgment, to be filed with or provided to or obtained from any Regulatory Authority in order to the consummate the Transactions have been filed, provided or obtained and that all related waiting periods in respect of such Notices have terminated as of the Closing Date; and (iv) ensure that all Notices set forth in Section 6.1(a)(iv) of the IDB Buyer Disclosure Letter or that are necessary or appropriate, in IDB Buyer’s reasonable judgment, to be filed with or provided to or obtained from any Regulatory Authority in order for IDB Buyer and/or any of its Affiliates to carry out its business after the Closing have been filed, provided or obtained. IDB Buyer shall take all steps necessary, to (i) as promptly as reasonably practicable after the date hereof, obtain all Entity Registrations and Approvals and Individual Registrations issued by any Regulatory Authority required under applicable Laws to permit the consummation of the Transactions or necessary or appropriate to permit IDB Buyer to acquire, own and operate the IDB Subsidiaries and for IDB Buyer, the IDB Subsidiaries and their respective Affiliates and its and their respective principals, directors, officers, employees and agents to carry out the business of such IDB Subsidiaries after the Closing (collectively, “Regulatory Approvals”); (ii) file or cause to be filed or made all Notices and receive all acknowledgements that are necessary or appropriate to consummate the Transactions and, after the Closing, to allow IDB Buyer, its Affiliates and its and their respective principals, directors, officers, employees and agents to operate the IDB Business in substantially the same manner as it was conducted immediately prior to the Closing; (iii) make or cause to be made any other required submissions to any person, publish any and all required notices and deliver to customers, suppliers, creditors and other affected third parties notices and material information with respect to the Transactions, as required under and in conformity with the applicable Laws or by any Regulatory Authority to be effected prior to or at the same time as the Transactions; (iv) schedule and attend (or cause to be scheduled and attended) any hearings or meetings with Regulatory Authorities to obtain the Regulatory Approvals as promptly as practicable; and (v) comply with the terms and conditions of any and all of the foregoing as necessary to obtain the Regulatory Approvals and acknowledgements and deliver the required Notices. IDB Buyer and its Affiliates shall (1) file or cause to be filed (x) as promptly as reasonably practicable after the date of this Agreement all required initial applications and documents in respect of the Entity Registrations and Approvals and the Individual Registrations, including all filings required in respect of its Affiliates and its and their respective principals, directors, officers, employees and agents, in connection with obtaining the Regulatory Approvals (including where appropriate indications of further information to come by supplementary filing) and (y) as promptly as reasonably practicable after the date hereof all other required applications and documents in connection with obtaining the Regulatory Approvals, (2) act diligently and promptly to pursue the Regulatory Approvals, (3) promptly notify Seller of receipt of material comments or material requests from any Regulatory Authority that relate to Regulatory Approvals and supply Seller with copies of all correspondence (other than to the extent privileged) between IDB Buyer or any of its Representatives and Affiliates and any Regulatory Authority with respect to Regulatory Approvals, (4) file, on a timely basis, all Notices required to be given to any Regulatory Authority in order to consummate the Transactions and for IDB Buyer to continue to carry out the IDB Business and businesses of the IDB Subsidiaries after consummation of the Transactions and (5) otherwise keep Seller reasonably informed of the status of IDB Buyer’s application for Regulatory Approvals and its activities related to obtaining the Regulatory Approvals, as applicable, including as promptly as reasonably practicable advising Seller upon receiving any communication from any Regulatory Authority that causes IDB Buyer to believe that there is a reasonable likelihood that any Regulatory Approval required from such Regulatory Authority will not be obtained or that the receipt of any such Regulatory Approval will be materially delayed. Upon IDB Buyer’s request, Seller shall promptly provide any information or documents and take any reasonable steps necessary to assist IDB Buyer in obtaining the Regulatory Approvals and filing the Notices as described above.

(d) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to require IDB Buyer or Seller or any of their respective Affiliates to agree to or take any action that would result in any Burdensome Condition. None of IDB Buyer or Seller or any of their respective Affiliates shall agree to or take any action that would result in any Burdensome Condition without the prior written consent of the other Party. For purposes of this Agreement, a “Burdensome Condition” shall mean making proposals, executing or carrying out agreements (including consent decrees) or submitting to Laws (i) providing for the transfer, license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Seller, IDB Buyer or any of their respective Affiliates or the holding separate (through the establishment of a trust or otherwise) of the Securities of any Affiliate of Seller or IDB Buyer, (ii) obligating either IDB Buyer or Seller or any of their respective Affiliates or principals, directors, officers, employees or agents to provide a material guarantee of material obligations of any third party or extend any material loan or financing to any person or provide for the material indemnification any person, or (iii) imposing or seeking to impose any limitation on the ability of Seller, IDB Buyer or any of their respective Affiliates to conduct their respective businesses (including, with respect to, market practices and structure) or own such assets or to acquire, hold or exercise full rights of ownership of the business of Seller, IDB Buyer or their respective Affiliates, in each case other than (1) with respect to Antitrust Laws, any such proposals, executing or carrying out agreements (including consent decrees) or submitting to Laws that would not impair in any material respect the expected benefits of Seller and its Affiliates or IDB Buyer and its Affiliates, as applicable, from or relating to the Transactions, (2) with respect to Regulatory Approvals, (A) in the case of Seller or its Affiliates or principals, directors, officers, employees or agents, any de minimis administrative or ministerial obligations of Seller or any of its Affiliates, or (B) in the case of IDB Buyer or its Affiliates or principals, directors, officers, employees or agents, any such proposals, executing or carrying out agreements (including consent decrees) or submitting to Laws that would not constitute a Material Adverse Effect, or (3) with respect to the Commercial Agreements (other than the IDB Market Data Service Agreement) and the provisions of Section 5.22 (Commercial Agreements), any such proposals, executing or carrying out agreements (including consent decrees) or submitting to Laws that would not impair in any material respect the expected benefits of Seller and its Affiliates or IDB Buyer and its Affiliates, as applicable, from or relating to the Commercial Agreements (other than the IDB Market Data Service Agreement) or the provisions of Section 5.22 (Commercial Agreements). For the purposes of this Section 5.2(d), “Affiliates” of Seller shall include the Seller Retained Subsidiaries and “Affiliates” of IDB Buyer shall include the IDB Subsidiaries.

Section 5.3 No Solicitation.

(a) IDB Buyer shall not, nor shall it authorize or permit any of its Affiliates (including JPI and New JPI) or any of its or their respective Representatives to, directly or indirectly (i) initiate, solicit or knowingly facilitate or encourage any inquiry or the making of any proposal that constitutes a Takeover Proposal, (ii) adopt, or publicly propose to adopt, or allow IDB Buyer, JPI or New JPI to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement, undertaking, or understanding in connection with or relating to any Takeover Proposal, or (iii) other than with CME, Seller or their respective Representatives, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data in connection with or relating to, any Takeover Proposal. IDB Buyer shall, and IDB Buyer shall cause JPI, New JPI and its and their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Takeover Proposal and shall request the prompt return or destruction of any confidential information previously furnished to such Persons in connection therewith in accordance with the terms of any applicable confidentiality agreement. Notwithstanding the foregoing, nothing herein shall prevent any Representative of JPI or New JPI from acting in his or her capacity as an officer or director of GFI, or taking any action in such capacity, but only in either such case as and to the extent permitted by Section 6.5(b) of the GFI Merger Agreement.

(b) For purposes of this Agreement, “Takeover Proposal” means any proposal or offer for a direct or indirect (i) merger, binding share exchange, recapitalization, reorganization, scheme of arrangement under the United Kingdom Companies Act 2006, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving GFI or one or more of its Subsidiaries (including the IDB Subsidiaries), (ii) the acquisition or purchase, including by lease, exchange, mortgage, pledge, transfer or other acquisition or assumption, of 20% or more of the fair value of the assets or 20% or more of any class of equity or voting securities of (A) GFI and its Subsidiaries or (B) the IDB Subsidiaries, in each case taken as a whole and in one transaction or a series of related transactions, (iii) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of Beneficial Ownership of Securities representing 20% or more of the voting power of GFI’ or any of the IDB Subsidiary’s Securities, or (iv) any transaction, or combination of transactions, similar to the foregoing; provided, however, that the term “Takeover Proposal” shall not include the Transactions.

Section 5.4 Fees and Expenses. Except as set forth in Section 8.3(b) of the GFI Merger Agreement, whether or not the Transactions are consummated, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, except with respect to all fees associated with the HSR Act and the Foreign Competition

Laws, which shall be borne equally by Seller and IDB Buyer. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, including all other matters related to the Transactions.

Section 5.5 Public Announcements. Seller and IDB Buyer shall develop a joint communications plan and each Party shall (a) ensure that all of its press releases and other public statements or communications with respect to the Transactions shall be consistent with such joint communications plan and (b) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other before issuing any press release or, to the extent practicable, otherwise making any public statement or communication with respect to this Agreement or the Transactions. In addition to the foregoing, none of Seller, IDB Buyer, JPI, New JPI or any of their respective Affiliates shall issue any press release or otherwise make any public statement or disclosure concerning any other Party or any other Party’s business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.6 Notice of Certain Events. Each of Seller and IDB Buyer shall promptly notify the other after receiving or becoming aware of (a) any written notice from any Person alleging that the consent of that Person is or may be required in connection with the Transactions, (b) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to (i) prevent or materially delay the consummation of the Transactions or (ii) result in the failure of any condition to the Closing set forth in Article VI to be satisfied, or (c) any Proceeding commenced or, to the Knowledge of IDB Buyer, threatened against, relating to or otherwise involving Seller or IDB Buyer or any of the IDB Subsidiaries, as the case may be, that relates to the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 5.7 Tax Matters.

(a) Tax Filings.

(i) IDB Buyer shall prepare and timely file the Tax Returns of any of the IDB Subsidiaries if such Tax Return is not part of a GFI Consolidated Return.

(ii) IDB Buyer shall prepare (or cause to be prepared) the GFI Consolidated Returns. In preparing the GFI Consolidated Returns, IDB Buyer shall (i) consult with Seller on a regular basis concerning the status of the GFI Consolidated Returns with respect to the reporting of any material item of income, deduction, gain, loss, credit or other Tax item related to the GFI Consolidated Returns; (ii) make available to Seller all information, working papers, and data used in the preparation of the GFI Consolidated Returns; and (iii) follow the instruction and direction provided by Seller regarding the preparation and contents of the GFI

Consolidated Returns and any related working papers. Without limiting the forgoing, no later than 45 days prior to the due date (taking into account any valid extensions thereof) (the “Due Date”) for the filing of any GFI Consolidated Return, IDB Buyer shall submit a draft of the GFI Consolidated Return to Seller for Seller’s review. IDB Buyer shall timely revise such draft GFI Consolidated Return based on the comments and instructions of Seller and shall make any further revisions required by Seller in order to deliver a version of the GFI Consolidated Return that is acceptable to Seller (a “Final GFI Consolidated Return”) no later than 15 days prior to the applicable Due Date. Upon receipt of a Final GFI Consolidated Return, Seller shall timely file the Final GFI Consolidated Return with the appropriate Governmental Entity. Notwithstanding the above, for any Tax item related to the GFI Consolidated Return that would result in an indemnity payment from IDB Buyer, IDB Buyer will consider in good faith any comments provided by Seller regarding the preparation and contents of the GFI Consolidated Returns and any related working papers. Any items reflected on a Tax Return described in this Section 5.7(a)(ii) with respect to which IDB Buyer and Seller are unable to agree after negotiating in good faith for five (5) days and which would result in an indemnity payment from IDB Buyer shall be referred to the Independent Accountant Arbitrator for resolution as promptly as practicable. The determination of the Independent Accountant Arbitrator shall be final, conclusive, and binding for all purposes hereunder. IDB Buyer shall timely revise such draft GFI Consolidated Return to reflect this determination.

(iii) Seller shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns required to be filed by the Seller Retained Subsidiaries (other than the GFI Consolidated Returns) that are either Pre-Closing Tax Returns required to be filed after the Closing Date or Straddle Period Tax Returns. IDB Buyer shall prepare and timely file (or cause to be prepared and timely filed) all Pre-Closing Tax Returns required to be filed by the Seller Retained Subsidiaries prior to the Closing Date; provided that, no later than 20 days prior to the Due Date for the filing of any such Tax Return, IDB Buyer shall submit, or cause to be submitted, a draft of such Tax Return to Seller for its review. IDB Buyer shall consider in good faith all reasonable comments provided by Seller with respect to any such draft Tax Return within ten days of IDB Buyer providing such draft Tax Return to Seller.

(iv) All Tax Returns required to be prepared by IDB Buyer under this Section 5.7 shall be prepared in a manner consistent with prior practice, and IDB Buyer shall be responsible for the costs and expenses incurred in connection with the preparation of such Tax Returns.

(b) Payment of Taxes. With respect to any Taxes related to any Tax Return required to be filed by IDB Buyer pursuant to this Section 5.7, IDB Buyer shall timely pay or cause the appropriate Person to timely pay any such Taxes to the appropriate Governmental Entity and shall timely provide evidence to Seller that such payment has been made. With respect to any Taxes related to any Tax Return required to be filed by Seller pursuant to this Section 5.7, Seller shall timely pay or cause the appropriate Person to timely pay any such Taxes to the appropriate Governmental Entity and shall timely provide evidence to IDB Buyer that such payment has been made.

(c) Tax Allocation. The portion of any Tax related to a Straddle Period that is allocable to the portion of a Straddle Period ending on and including the Closing Date shall be (i) in the case of property and similar ad valorem Taxes and any other Taxes not described in clause (ii) below, equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that fall prior to the day after the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of Taxes based on income, receipts, remuneration, sales, proceeds, profits or similar items and other Taxes that are readily apportionable based on an actual or deemed closing of the books, computed as if such taxable period ended as of the close of business on the Closing Date. The portion of any Tax related to a Straddle Period that is allocable to the portion of the Straddle Period beginning the day after the Closing Date is the portion of such Tax not allocable to the portion of the Straddle Period ending on and including the Closing Date under this Section 5.7(c). Notwithstanding anything to the contrary in this Agreement, any transaction that occurs on the Closing Date but prior to the actual time of the Closing and that is not in the ordinary course of business shall be deemed to occur in a Pre-Closing Tax Period or the portion of a Straddle Period ending on and including the Closing Date.

(d) Tax Contests. IDB Buyer, at its own expense, shall have the right to control and direct any Tax audit, initiate any claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment (each such audit or proceeding, a “Tax Contest”) relating to any Pre-Closing Tax Return or Straddle Period Tax Return of the IDB Subsidiaries; provided that (i) IDB Buyer provides written notice to Seller of its intent to control such Tax Contest within 15 days of receiving notice of such Tax Contest and (ii) such Tax Contest does not involve issues that could reasonably be expected to affect the Tax liability or attributes of Seller or its Affiliates (including the Seller Retained Subsidiaries). With respect to any Tax Contest controlled by IDB Buyer pursuant to this Section 5.7(d) that could reasonably be expected to affect the Tax liability or attributes of Seller or its Affiliates in a Post-Closing Tax Period, IDB Buyer shall not, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), compromise or settle such Tax Contest. Seller may, at its own expense, participate in any such Tax Contest and employ counsel separate from the counsel employed by IDB Buyer. With respect to any Tax Contest relating to a Pre-Closing Tax Return or Straddle Period Tax Return of GFI, the Seller Retained Subsidiaries and, to the extent that it involves issues that could affect the Tax attributes or liability of Seller or its Affiliates (including the Seller Retained Subsidiaries), the IDB Subsidiaries, Seller shall control and direct such Tax Contest; provided that (a) IDB Buyer may, at its own expense, participate in any such Tax Contest and employ counsel separate from the counsel employed by Seller and (b) without the prior written consent of IDB Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) Seller shall not compromise or settle such Tax Contest if (i) such compromise or settlement would result in indemnification of the Seller Indemnified Parties pursuant to Section 5.7(h) and (ii) IDB Buyer has acknowledged in writing that any Taxes payable to Seller or its Affiliates in connection with such Tax Contest will result in indemnification of the Seller Indemnified Parties to the extent such Taxes otherwise would give rise to an indemnification payment pursuant to Section 5.7(h).

(e) Cooperation. With respect to all Tax Returns required to be filed pursuant to this Section 5.7, Seller and IDB Buyer shall retain all Tax Returns, schedules and work papers and all material records (whether paper, electronic or other format) or other documents or electronic data in its possession (or in the possession of their respective Affiliates) relating to Tax matters relevant to the Pre-Closing Tax Period and Straddle Periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, taking into account all extensions thereof, or (ii) six years following the Due Date for such Tax Returns. IDB Buyer or Seller shall be permitted to remove and retain any such documents prior to disposition of any such documents by the other Party by written request delivered no later than 30 days prior to such time. A Party seeking to retain such documents after such time shall bear all expenses associated with the removal and further retention of such documents. After the Closing, with respect to any Tax Return required to be filed pursuant to this Section 5.7, IDB Buyer and Seller shall (i) reasonably assist (and cause their respective Affiliates to reasonably assist) the other Party in preparing and filing any Tax Returns that such other Party is responsible for preparing, (ii) reasonably cooperate in preparing for any audits of, or disputes or other proceedings with any Governmental Entity or with respect to any matters related to such Tax Returns, and (iii) make available to the other Party and to any Governmental Entity, as reasonably requested, all information, records, and documents relating to such Tax Returns.

(f) Tax Sharing. Any and all Tax sharing, allocation, indemnification or similar agreements or arrangements to which any of GFI, the IDB Subsidiaries or the Seller Retained Subsidiaries is a party or otherwise subject shall be terminated as of the Closing Date and no payments relating thereto shall be made subsequent to the Closing Date.

(g) Tax Reporting. Each of Seller and IDB Buyer will file all Tax Returns in a manner consistent with treating (i) the JPI Mergers and GFI Mergers as reorganizations under Section 368(a) of the Code and (ii) the Sale and Assumption as a sale of the IDB Subsidiaries by Seller or its Affiliates to IDB Buyer occurring immediately after the GFI Mergers. On all Tax Returns or for the purpose of determining any Tax, Seller and IDB Buyer shall allocate the “amount realized” from the sale of the IDB Subsidiaries (the “Tax Consideration”) between Seller and GFI EMEA Holdings Ltd such that $100 million is allocated to Seller and the remainder of the amount realized is allocated to GFI EMEA (the “U.S.-Foreign Tax Allocation”). The Parties agree to provide each other with any information required to complete IRS Form 8594 within ten days of the request for such information. No later than 90 days after the Closing Date, Seller shall prepare and deliver to IDB Buyer the proposed allocation of the Tax Consideration in a manner consistent with the U.S.-Foreign Tax Allocation (the “Proposed Tax Allocation”) for purposes of Section 1060 of the Code. In the event that IDB Buyer objects in writing to the Proposed Tax Allocation within 30 days, IDB Buyer and Seller shall negotiate in good faith to resolve the dispute; provided that any agreed upon allocation shall be consistent with the U.S.-Foreign Allocation. If IDB Buyer and Seller fail to agree on such allocation within 30 days following IDB Buyer’s written objection, such allocation shall be determined, within a reasonable time and in a manner consistent with the U.S.-Foreign Allocation, by the Independent Accountant Arbitrator selected in accordance with Section 2.7(c). The allocation of the Tax Consideration, as agreed upon by Seller and IDB Buyer (as a result of either the absence of manifest error or good faith negotiations between IDB Buyer and Seller) or determined by the Independent Accountant Arbitrator pursuant to this Section 5.7(g) (the “Final Tax Allocation”) shall be final and binding upon the Parties and each of IDB Buyer and Seller shall bear all fees and costs incurred by it in connection with the determination of the allocation of the Tax Consideration, except that the Parties shall each pay 50% of the fees and expenses of the Independent Accountant Arbitrator. Seller shall prepare (in a manner consistent with the Final Tax Allocation) and deliver IRS Form 8594 to IDB Buyer, and Seller and IDB Buyer shall each timely file such form with the IRS. Seller and IDB Buyer shall prepare and file all Tax Returns consistent with such Final Tax Allocation, and in any Proceeding related to the determination of any Tax, none of IDB Buyer, Seller, or their Affiliates (unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code) shall contend or represent, whether orally or in writing, that the Final Tax Allocation is not a correct allocation.

(h) Tax Indemnity.

(i) IDB Buyer shall (without duplication) be liable and shall indemnify and hold the Seller Indemnified Parties harmless against, all Tax liabilities suffered by Seller Indemnified Parties arising out of, incident to, or as a result of: (A) any IDB Buyer Responsible Taxes; (B) the breach by IDB Buyer of any covenant or agreement of IDB Buyer contained in this Section 5.7; (C) any amount required to be paid by Seller or any of its Affiliates under a Tax sharing, allocation or indemnification agreement (other than this Agreement, any agreement between or among GFI and its Subsidiaries (other than the IDB Subsidiaries) or any written agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes or any commercial lending agreement) or on a transferee or successor liability theory, in respect of any Taxes of any Person, if such agreement or event or transaction giving rise to transferee or successor liability was entered into, or relates to any transaction engaged in by GFI, the IDB Subsidiaries or the Seller Retained Subsidiaries, prior to the Closing Date; or (D) any breach by GFI or any GFI Subsidiary of Section 5.1(o)(vi) of the GFI Merger Agreement.

(ii) Seller shall (without duplication) be liable and shall indemnify and hold the IDB Buyer Indemnified Parties harmless against, all Tax liabilities suffered by the IDB Buyer Indemnified Parties arising out of, incident to, or as a result of (A) Taxes of the Seller Retained Subsidiaries for any Post-Closing Tax Period and for the portion of any Straddle Period that begins after the Closing Date; and (B) the breach by Seller of any covenant or agreement of Seller contained in this Section 5.7.

(iii) In the case of any claim for indemnification under this Section 5.7(h), the indemnified party shall endeavor to give prompt written notification to the indemnifying party of the commencement of any action, suit or proceeding relating to a third-party claim for which an indemnified party intends to seek indemnification; provided, however, that no delay on the part of the indemnified party in giving any such notice shall relieve the indemnifying party of any indemnification obligation hereunder (except to the extent that, solely as a result of such delay, the indemnifying party is prevented from contesting the liability for which indemnification is sought).

(iv) Any indemnification payment made pursuant to Section 8.2 (Indemnification) or this Section 5.7(h) shall be treated as a purchase price adjustment for all Tax purposes unless otherwise required by applicable Law.

Section 5.8 Employee Plans.

(a) Effective as of the Closing, (i) IDB Buyer shall (or shall cause the IDB Subsidiaries to) retain or assume, as applicable, all liabilities and obligations under or otherwise in respect of each GFI Benefit Plan (but determined as if Section 3.16(a) of the GFI Merger Agreement was not limited to material plans, programs, agreements and arrangements) exclusive of those such GFI Benefit Plans maintained immediately before the Closing exclusively by the Seller Retained Subsidiaries solely for the benefit of Continuing Employees (such GFI Benefit Plans whose obligations are assumed or retained by IDB Buyer or the IDB Subsidiaries, the “IDB Buyer Assumed Benefit Arrangements”), and (ii) IDB Buyer shall cause each Continuing Employee to cease participation in any IDB Buyer Assumed Benefit Arrangement.

(b) Prior to the Closing, IDB Buyer shall, and shall cause the IDB Subsidiaries to, fully comply with all notice, consultation, effects bargaining or other bargaining obligations to any labor union, labor organization, works council or group of employees of the IDB Subsidiaries in connection with the Transactions.

Section 5.9 IDB RSUs.

(a) Assumption of IDB RSUs. Not later than five Business Days prior to the Closing, IDB Buyer shall take all actions necessary: (i) to provide that each GFI Stock Option (if any) outstanding immediately before the effective time of the GFI Mergers (an “IDB Option”) shall be canceled as of such effective time for no consideration; (ii) to provide that each GFI RSU outstanding immediately before the effective time of the GFI Mergers and then held by any Person other than a Continuing Employee or a non-employee director of GFI (an “IDB RSU”) shall be converted into an obligation of IDB Buyer in accordance with the procedures set forth in Section 6.6(e) of the GFI Merger Agreement, and IDB Buyer shall be solely responsible for the withholding, payment and reporting of any Tax arising with respect to the IDB Options or IDB RSUs, including Tax arising upon or as a result of any conversion or cancellation or any other taxable event with respect to the IDB Options or IDB RSUs, whether before, at or after the effective time of the GFI Mergers, including at any time after the cancellation of the IDB Options or conversion of the IDB RSUs; (iii) to provide that neither Seller nor any Affiliate of Seller shall have any liability in respect of any IDB Option or IDB RSU, and neither Seller nor any Affiliate of Seller shall have any obligation to make any reports or notifications to any relevant Taxing Authority or other Governmental Entity in relation to the IDB Options or IDB RSUs; and (iv) to obtain, subject to Section 5.9(c), the Consent (as defined below) of each holder of an IDB RSU to the cancellation or conversion of their IDB RSUs and a release of any claims arising in connection with such IDB RSU in favor of Seller and its Affiliates in a form and at a time reasonably acceptable to Seller.

(b) Consent. For purposes of this Section 5.9, “Consent” means (i) express consent in writing, including a release of any claims arising in connection with such IDB RSU in favor of Seller and its Affiliates, where the holder of the IDB RSU (A) is presently employed or engaged in Australia, China, Dubai, Israel, Japan, Philippines, Singapore or Switzerland, or, where such express consent is not obtained by the Closing Date, then as set forth in Section 5.9(b)(ii), (B) is a person whose IDB RSU will be converted into a combination of deferred cash and equity awards, or (C)(x) is presently employed or engaged in the United Kingdom, (y) was granted the IDB RSU as a sign-on bonus at the commencement of employment, and (z) holds 30,000 or more outstanding IDB RSUs as of the date hereof; and, in all other cases (ii) the insertion of implied consent language reasonably acceptable to Seller into documentation governing awards to be granted by IDB Buyer on the conversion of the IDB RSUs.

(c) Required Efforts to Secure Consent. IDB Buyer must obtain Consent from every individual described in Section 5.9(b)(i)(B). For all other IDB RSUs that are subject to an express Consent requirement under Section 5.9(b)(i), IDB Buyer must use its reasonable best efforts to obtain express consent in writing from the holder of the IDB RSU within 60 days following the date hereof, and if not obtained during such period, prior to the Closing Date.

(d) Outstanding RSUs. No more than 60 days following the date hereof, IDB Buyer must provide Seller with, for each individual identified in Section 5.9(b)(i), a complete and accurate list as of the date of delivery identifying (i) whether the individual is described in clause (A), (B) or (C) of Section 5.9(b)(i) (and in the case of individuals described in clause (A), the relevant jurisdiction), (ii) the number of shares of GFI Common Stock subject to IDB RSUs then held by such person, and (iii) whether Consent has then been obtained in respect of such individual. IDB Buyer shall update such list and deliver it to Seller not less frequently than monthly thereafter.

Section 5.10 Non-competition and Non-solicitation of Employees and Customers.

(a) Non-competition. For a period of 30 months from and after the Closing Date, IDB Buyer shall not, in any capacity, including as partner, member, stockholder or investor, nor shall it authorize or permit any of its Affiliates or any of its and their respective directors, officers, employees, representatives or consultants to, directly or indirectly, engage in any business anywhere in the world that competes with, in whole or in part, the Seller Retained Businesses as operated or proposed to be operated immediately prior to the Closing; provided, however, that in the event of a Change of Control, the foregoing non-compete shall be limited to the prohibition on the use of IDB Buyer’s and the IDB Subsidiaries’ assets, including technology, to (A) provide a broker or exchange aggregated platform that competes with the Seller Retained Subsidiaries in Europe or Asia and (B) develop or market a foreign exchange option pricing or workflow platform.

(b) Customer Non-solicit. For a period of 30 months from and after the Closing Date, IDB Buyer shall not, in any capacity, including as partner, member, stockholder or investor, nor shall it authorize or permit any of its Affiliates or any of its and their respective directors, officers, employees, representatives or consultants to, (A) solicit, induce or otherwise cause, or attempt to solicit, induce or otherwise cause, any customer, supplier, licensor or licensee of the Seller Retained Subsidiary (as of immediately prior to the Closing) to engage in business with a competitor of the Seller Retained Subsidiaries, or (B) interfere in any way with the relationship between the Seller Retained Subsidiaries and any of their respective customers, suppliers, licensors or licensees of the Seller Retained Subsidiaries (as of immediately prior to the Closing).

(c) Employee Non-solicit.

(i) For a period of 2 years from and after the Closing Date, IDB Buyer shall not, in any capacity, including as partner, member, stockholder or investor, nor shall it authorize or permit any of its Affiliates or any of its and their respective directors, officers, employees, representatives or consultants to, directly or indirectly, (A) cause, induce or attempt to cause or induce any employee of the Seller Retained Subsidiaries to terminate such relationship; (B) in any way interfere with the relationship between the Seller Retained Subsidiaries and any of their respective employees; or (C) hire, retain, employ or otherwise engage or attempt to hire, retain employ or otherwise engage as an employee, independent contractor or otherwise, any employee of the Seller Retained Subsidiaries.

(ii) For a period of 2 years from and after the Closing Date, Seller shall not, in any capacity, including as partner, member, stockholder or investor, nor shall it authorize or permit any of its Affiliates or any of its and their respective directors, officers, employees, representatives or consultants to, directly or indirectly, (A) cause, induce or attempt to cause or induce any employee of IDB Buyer or the IDB Subsidiaries to terminate such relationship; (B) in any way interfere with the relationship between IDB Buyer and the IDB Subsidiaries and any of their respective employees; or (C) hire, retain, employ or otherwise engage or attempt to hire, retain, employ or otherwise engage as an employee, independent contractor or otherwise, any employee of IDB Buyer or the IDB Subsidiaries.

Notwithstanding the limitations in this Section 5.10(c), no Party shall be precluded from hiring, retaining, employing or otherwise engaging any person who (A) responds to general or public solicitation not targeted at employees of the Seller Retained Subsidiaries or IDB Buyer and the IDB Subsidiaries, as applicable, or (B) initiates discussions regarding such employment or engagement without any direct or indirect solicitation.

(d) Modification. In the event that the covenants in this Section 5.10 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great of time or over too great a geographical area or by reason of its being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

Section 5.11 Further Assurances. From and after the Closing, each of Seller and IDB Buyer shall perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the Transactions.

Section 5.12 Transfer Taxes. All transfer, sales and use Taxes directly imposed or chargeable on the purchase and sale of the Purchased Interests in connection with the Transactions shall be paid 50% by IDB Buyer and 50% by Seller. The Party legally required to do so shall timely prepare and timely file all necessary Tax Returns with respect to the foregoing, including all transfer Tax forms necessary for the Closing; provided that the filing Party shall provide the other Party with a reasonable opportunity to review such Tax Returns and forms in advance of filing. The parties agree to reasonably cooperate in the preparation of such Tax Returns and forms.

Section 5.13 Accounts. All payments and reimbursements that from time to time after the Closing may be received by Seller or the Seller Retained Subsidiaries arising out of the IDB Business shall be held for the benefit of IDB Buyer or the applicable IDB Subsidiary and, promptly upon receipt thereof, Seller shall pay to IDB Buyer or the applicable IDB Subsidiary the amount of such payment or reimbursement without any delay, deduction or setoff. All payments and reimbursements that from time to time after the Closing may be received by IDB Buyer or the IDB Subsidiaries arising out of the Seller Retained Businesses shall be held for the benefit of Seller or the applicable Seller Retained Subsidiary and, promptly upon receipt thereof, IDB Buyer shall pay to Seller or the applicable Seller Retained Subsidiary the amount of such payment or reimbursement without any delay, deduction or setoff.

Section 5.14 Assignment of Pre-Closing Proceedings. IDB Buyer shall cooperate with the parties to each Pre-Closing Proceeding (except to the extent involving the IDB Subsidiaries, in which case such Pre-Closing Proceedings do not need to be assigned) with a view to entering into arrangements effective as of the Closing whereby IDB Buyer would be substituted (for the avoidance of doubt, which substitution shall include an unconditional written release) for the applicable parties to such Pre-Closing Proceedings (including, for the avoidance of doubt, the filing of necessary pleadings and motions promptly following the Closing). To the extent the assignment of any Pre-Closing Proceeding (i) requires a consent which has not been obtained, (ii) is ineffective or (iii) is otherwise not completed (each such Pre-Closing Proceeding until it has been assigned, a “Delayed Pre-Closing Proceeding”), this Agreement and the Ancillary Agreements shall not constitute an agreement to assign or otherwise transfer at the Closing any such Delayed Pre-Closing Proceeding; provided, however, the Parties shall treat each Delayed Pre-Closing Proceeding as an Assumed Liability hereunder as of the Closing. IDB Buyer shall have the sole right and responsibility to control, defend, settle, compromise or prosecute in any manner such Delayed Pre-Closing Proceedings after the Closing at its sole cost and expense; provided, however, that, without the prior written consent of Seller, IDB Buyer shall not (i) settle or compromise a Delayed Pre-Closing Proceeding or consent to the entry of any Order with respect thereto which does not include an unconditional, duly authorized, fully executed and acknowledged (by a duly registered notary public) written release by the claimant or plaintiff of the Seller and its Affiliates, including the Seller Retained Subsidiaries, and its and their respective Representatives from all liability in respect of such Delayed Pre-Closing Proceeding; (ii) settle or compromise any Delayed Pre-Closing Proceeding if the settlement imposes equitable remedies or other obligations on the Seller or its Affiliates, including the Seller Retained Subsidiaries, or its or their respective Representatives; or (iii) settle or compromise any Delayed Pre-Closing Proceeding if the result is to admit civil or criminal liability or culpability on the part of the Seller or its Affiliates, including the Seller Retained Subsidiaries, or its or their respective Representatives that gives rise to criminal liability with respect to any such Person. Without limiting the generality of Section 5.11, Seller shall provide, and cause its Affiliates to provide, at IDB Buyer’s sole expense, reasonable cooperation to IDB Buyer in connection with (i) effecting the assignment of each Delayed Pre-Closing Proceeding as expeditiously as practicable following the Closing (including, for the avoidance of doubt, the filing of necessary pleadings and motions) and (ii) the defense, prosecution and/or settlement of any such Delayed Pre-Closing Proceedings. Following the Closing and until the time all Delayed Pre-Closing Proceedings have been assigned to IDB Buyer, Seller shall, and shall cause its Affiliates to, promptly pay, assign and remit to IDB Buyer any monies actually received by Seller or its Affiliates from any Person solely to the extent they are in respect of a Delayed Pre-Closing Proceeding, including any monies actually received from pre-Closing insurers of GFI or its Affiliates.

Section 5.15 Public Deal Proceedings. If the Closing occurs, IDB Buyer and Seller agree that all Losses incurred by any Seller Indemnified Party or any IDB Buyer Indemnified Party in respect of Public Deal Proceedings (if any) shall be allocated and funded as follows: (i) the first source of recovery shall be the Excess Cash Amount (if any) and (ii) any remaining Losses of any Seller Indemnified Party will be split equally by Seller and IDB Buyer; provided, however, that if payment by IDB Buyer in cash of its payment obligation under clause (ii) would, after giving effect to such payment by IDB Buyer, result in IDB Buyer not being compliant with its regulatory capital requirements or in default under its credit agreement (each, a “Compliance Failure”), IDB Buyer and Seller shall negotiate in good faith the terms of a Security to be issued by IDB Buyer to Seller in lieu of such portion of such cash payment the payment of which would result in a Compliance Failure. This Section 5.15 shall not apply to Public Deal Proceedings commenced by any current or former stockholder or member of IDB Buyer, JPI or New JPI, and in such case, IDB Buyer shall indemnify the Seller Indemnified Parties for all Losses in connection therewith but subject to the proviso to clause (ii) above. For purposes of this Section 5.15, “Losses” shall be net of any amounts actually recovered under any applicable directors’ and officers’ liability insurance and fiduciary liability insurance policy or policies; provided, however, the amount of any such insurance recovery shall be reduced by any out-of-pocket costs and expenses incurred in obtaining such insurance recovery.

Section 5.16 Financing.

(a) IDB Buyer acknowledges and agrees that Seller and its Affiliates and its and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, any financing that IDB Buyer may raise in connection with the transactions contemplated by this Agreement and that IDB Buyer shall indemnify and hold harmless Seller and its Affiliates and its and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Debt Financing (including any claims asserted by the Financing Sources) and any information utilized in connection therewith.

(b) IDB Buyer shall, and shall cause its Representatives and Affiliates to, take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Debt Financing as soon as reasonably practical after the date of this Agreement, but in any event prior to the Closing and to obtain the proceeds of the Debt Financing on the terms and conditions, taken as a whole (including the flex provisions) described in the Debt Commitment Letter, including executing and delivering all such documents and instruments as may be reasonably required thereunder, including definitive agreements with respect to the financing on the terms and conditions contained in the Debt Commitment Letter (the “Debt Financing Documents”) and:

(i) complying with and maintaining in effect the Debt Financing and the Debt Commitment Letter, negotiating and entering into definitive Debt Financing Documents with respect thereto (and maintaining in effect and complying with the terms thereof) on the terms and conditions (as such terms may be modified or adjusted in accordance with the terms of, and within the limits of, any “flex” provisions set forth in the Debt Commitment Letter (including as specified in any Fee Letter provided pursuant to Section 3.11)) no less favorable, taken as a whole, to IDB Buyer than those contained in the Debt Commitment Letter, which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing Date; provided, however, that, without limiting the foregoing, in no event shall any of the Debt Financing Documents (nor shall any amendment, supplement, waiver or other modification thereto be reasonably expected to): (A) reduce the aggregate amount of the Debt Financing provided for in the Debt Commitment Letter (including by changing the amount of fees or original issue discount contemplated by the Debt Commitment Letter other than, solely with respect to original issue discount, as expressly set forth therein unless after giving effect to the maximum amount of any such deduction, the aggregate net proceeds from the Debt Financing are and will be sufficient in amount to provide IDB Buyer with the funds necessary to consummate the transactions contemplated hereby and to satisfy its obligations under this Agreement, including to pay the Purchase Price, and the payment of all fees, costs and expenses to be paid by IDB Buyer related to the transactions contemplated by this Agreement, including such fees and expenses relating to the Debt Financing); (B) expand the conditions or other contingencies to the receipt or funding of the Debt Financing beyond those expressly set forth in the Debt Commitment Letter, amend or modify any of such conditions or other contingencies in a manner adverse to IDB Buyer or Seller (including by making any such conditions or other contingencies less likely to be satisfied) or impose any new or additional condition or other contingency to the receipt or funding of the Debt Financing; (C) contain terms (other than those terms expressly set forth in the Debt Commitment Letter that would reasonably be expected to (1) prevent, impede or delay the consummation of the transactions contemplated by this Agreement or the Debt Commitment Letter or the date on which the Debt Financing would be obtained, or (2) make the funding of Debt Financing less likely to occur; (D) adversely impact the ability of IDB Buyer to enforce its rights against the Financing Sources; or (E) impose obligations on Seller and its Affiliates;

(ii) satisfying, or causing its Representatives to satisfy, as promptly as practicable and on a timely basis all conditions to the Debt Financing contemplated by the Debt Commitment Letter and Debt Financing Documents relating thereto (including by paying any commitment, engagement or placement or other fees that become due and payable under or with respect to the Debt Commitment Letter or Debt Financing Documents);

(iii) accepting (and complying with) to the fullest extent all “market flex” provisions contemplated by the Debt Commitment Letter and the Debt Financing Documents;

(iv) obtaining all rating agency approvals necessary to obtain the Debt Financing;

(v) enforcing its rights under the Debt Commitment Letter and Debt Financing Documents in the event of a breach by the Financing Sources under the Debt Commitment Letter and Debt Financing Documents relating thereto; and

(vi) causing the Financing Sources and any other Persons providing Debt Financing to fund the Debt Financing in immediately available funds at the time the Closing is required to occur pursuant to the terms and conditions hereof.

(c) IDB Buyer shall not agree to or permit any amendment, supplement or other modification or replacement of, or grant any waiver of any condition, remedy or other provision under, the Debt Commitment Letter or the Debt Financing Documents without the prior written consent of Seller if such amendment, supplement, modification, replacement or waiver would or would reasonably be expected to (i) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees or original issue discount contemplated by the Debt Commitment Letter other than, solely with respect to original issue discount, as expressly set forth therein unless after giving effect to the maximum amount of any such deduction, the aggregate net proceeds from the Debt Financing are and will be sufficient in amount to provide IDB Buyer with the funds necessary to consummate the transactions contemplated hereby and to satisfy its obligations under this Agreement, including to pay the Purchase Price, and to pay all fees, costs and expenses to be paid by IDB Buyer related to the transactions contemplated by this Agreement, including such fees and expenses relating to the Debt Financing), from that contemplated by the Debt Commitment Letter delivered as of the date hereof, (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt or funding of the Debt Financing in a manner adverse to Seller or IDB Buyer, (iii) make it less likely that the Debt Financing would be funded (including by making the conditions to obtaining the Debt Financing less likely to occur) or otherwise prevent or delay or impair the ability or likelihood of IDB Buyer to timely consummate the transactions contemplated by this Agreement, (iv) adversely impact the ability of IDB Buyer to enforce its rights against the other parties to the Debt Commitment Letter or (v) otherwise contravene the limitations set forth in Section 5.16(b)(i)(A)-(E). IDB Buyer shall not agree to the withdrawal, repudiation, termination or rescission of the Debt Commitment Letter or Debt Financing Documents or any provision thereof without the prior written consent of Seller. Upon any amendment, supplement or modification of the Debt Commitment Letter in accordance with this Section 5.16(c), IDB Buyer shall deliver a copy thereof to Seller and references herein to “Debt Commitment Letter” shall include such documents as amended, supplemented or modified in compliance with this Section 5.16(c) and references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as amended, supplemented or modified in compliance with this Section 5.16 and the financing contemplated by the Debt Financing Documents entered into in compliance with this Section 5.16, as applicable.

(d) In the event that all or any portion of the Debt Financing becomes or could become unavailable on the terms and conditions (including any “flex” provisions) or from the sources contemplated in the Debt Commitment Letter or the Debt Financing Documents for any reason or the Debt Commitment Letter or the Debt Financing Documents shall be withdrawn, repudiated, terminated or rescinded for any reason (but without limiting the obligations of IDB Buyer in the penultimate sentence of Section 5.16(c) and in Section 5.16(b)(v)), (i) IDB Buyer shall immediately so notify Seller and (ii) IDB Buyer shall arrange and obtain, as promptly as practicable following the occurrence of such event (and in any event no later than the Closing Date), and shall negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources (the “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated by this Agreement and pay all related fees and expenses (or replace any unavailable portion of the Debt Financing), and shall obtain a new financing commitment letter (including any associated engagement letter and related fee letter) with respect to such Alternative Financing (collectively, the “New Debt Commitment Letter”), copies of which shall be promptly provided to Seller. Notwithstanding the foregoing, no New Debt Commitment Letter may expand upon the conditions precedent or contingencies to the funding or receipt of the Debt Financing on the Closing Date as set forth in the Debt Commitment Letter in effect on the date hereof or otherwise include terms (including any “flex” provisions) that would reasonably be expected to make the likelihood that such Debt Financing would be funded less likely. In the event any Alternative Financing is obtained and a New Debt Commitment Letter is entered into in accordance with this Section 5.16(d) (i) any reference in this Agreement to “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to clause (ii) below, and (ii) any reference in this Agreement to the “Debt Commitment Letter” (or defined terms that use such phrases) and to “Debt Financing Documents” shall be deemed to include the Alternative Financing and any New Debt Commitment Letter. Without Seller’s prior written consent, IDB Buyer shall not directly or indirectly take any action that could result in the Debt Financing not being available.

(e) Any breach of the Debt Commitment Letter or the Debt Financing Documents by IDB Buyer shall be deemed a breach by IDB Buyer of this Section 5.16. IDB Buyer shall (i) furnish Seller drafts (when available) and thereafter complete, correct and executed copies of the Debt Financing Documents promptly upon their execution, (ii) give Seller prompt written notice of any default, breach or threatened breach by any party to the Debt Commitment Letter or Debt Financing Documents of any of the Debt Commitment Letter or the Debt Financing Documents of which IDB Buyer or any of its Representatives or Affiliates becomes aware or any termination or threatened termination thereof and (iii) otherwise keep Seller reasonably informed of the status of its efforts to arrange the Debt Financing (or any Alternative Financing). Without limiting the generality of the foregoing, IDB Buyer shall give Seller prompt (and in any event within two Business Days) notice (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) related to the Debt Financing of which IDB Buyer becomes aware, (B) of the receipt or delivery of any notice or other communication, in each case from any Person with respect to (x) any actual or potential breach of any provisions of the Debt Commitment Letter or Debt Financing Documents by IDB Buyer, or any default, termination or repudiation by any party to the Debt Commitment Letter or Debt Financing Documents or other agreements relating to the Debt Financing or (y) any dispute or disagreement between or among parties to the Debt Commitment Letter or Debt Financing Documents with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Closing and (C) if at any time for any reason IDB Buyer believes that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources, contemplated by the Debt Commitment Letter or Debt Financing Documents or will be unable to obtain Alternative Financing. IDB Buyer shall promptly provide any information reasonably requested by Seller relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence.

(f) Seller and its Affiliates shall use their reasonable best efforts to, and shall use their reasonable best efforts to cause their respective Representatives to use their reasonable best efforts to, provide, at IDB Buyer’s sole expense, all cooperation necessary for IDB Buyer to obtain the Debt Financing as may be reasonably requested by IDB Buyer; provided that nothing herein shall require such cooperation to the extent it would reasonably be expected to (i) interfere with the ongoing businesses or operations of Seller or any of its Affiliates, (ii) require Seller or any of its Affiliates to agree to pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities, require Seller or any of its Affiliates to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice of lapse of time, or both) under, their respective Constituent Documents, any applicable Laws or any contract, or (iii) require Seller or any of its Affiliates to provide access to or disclose information that Seller reasonably determines would jeopardize their respective attorney-client privilege. In furtherance of and without limitation to the immediately preceding sentence, nothing herein shall require Seller or any of its Affiliates to be an issuer or other obligor with respect to the Debt Financing or require their respective boards of directors or equivalent governing bodies to approve or authorize the execution of agreements relating to the Debt Financing. IDB Buyer shall promptly, upon request by Seller, reimburse Seller for all reasonable out-of-pocket costs and expenses (including reasonably attorneys’ fees) incurred by Seller or any of its Affiliates or any of its or their respective Representatives in connection with the Debt Financing or in connection with their cooperation contemplated by this Section 5.16(f) and shall indemnify and hold harmless the Seller Indemnified Parties from and against any and all Losses actually suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith (other than arising from fraud or intentional misrepresentation in information provided in writing by Seller specifically for use in connection therewith).

(g) Notwithstanding anything to the contrary contained herein, (i) no Seller Related Party (other than IDB Buyer) shall have any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise, (ii) the Seller Related Party (other than the IDB Buyer) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any proceeding against any Financing Source in connection with this Agreement or the transactions contemplated hereby (including any proceeding relating to the Debt Financing) and (iii) no Financing Source shall have any rights or claims against any Seller Related Party (other than IDB Buyer) in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise.

(h) Notwithstanding anything contained in this Agreement to the contrary, (i) IDB Buyer acknowledges and agrees that the obtaining of the Debt Financing is not a condition to the Closing, and reaffirms its obligations under this Section 5.16 and (ii) IDB Buyer’s breach of any of its representations or warranties in Section 3.11, IDB Buyer’s breach of any of its obligations in this Section 5.16, the failure, for any reason, of IDB Buyer to have sufficient cash available to pay the Purchase Price in accordance with Article II and/or the failure to so pay the Purchase Price on the Closing Date, in each case, shall constitute a breach of this Agreement by IDB Buyer.

Section 5.17 Affiliate Transactions. Effective as of the Closing, IDB Buyer agrees that all intercompany receivables or payables and loans existing and outstanding as of the Closing Date between the Seller Retained Subsidiaries, on the one hand, and any IDB Buyer Related Party, on the other hand, shall be settled (whether in the ordinary course of business or by way of capital contribution, gift, distribution, dividend or otherwise) or otherwise cancelled. Seller and IDB Buyer acknowledge and agree (on behalf of themselves and on behalf of each Seller Retained Subsidiary and each IDB Buyer Related Party, as applicable) that all contracts, agreements, commitments and arrangements between any Seller Retained Subsidiary, on the one hand, and any IDB Buyer Related Party, on the other hand, other than those set forth in Section 5.17 of the IDB Buyer Disclosure Letter, shall be deemed terminated as of the Closing Date and of no further force or effect, and Seller and IDB Buyer shall cause each Seller Retained Subsidiary, in the case of Seller, and each IDB Buyer Related Party, in the case of IDB Buyer, not to take any action or assert any claim that is inconsistent with such deemed termination.

Section 5.18 Intellectual Property License. To the extent that, after the Closing, IDB Buyer or any of its Affiliates (including the IDB Subsidiaries) owns any Intellectual Property that is used in the businesses of the Seller Retained Subsidiaries, as currently conducted or currently proposed to be conducted by GFI and the GFI Subsidiaries as of the Closing, IDB Buyer, for itself and on behalf of its Affiliates (including the IDB Subsidiaries), hereby grants to the Seller Retained Subsidiaries and their Affiliates a perpetual, irrevocable, fully paid up, royalty-free, sublicenseable, transferable, non-exclusive license to make, have made, use, sublicense, import, display, perform, distribute, transmit, copy, create derivative works of and otherwise exploit such Intellectual Property (excluding any Intellectual Property subject to the IDB Market Data Service Agreement), including to import and sell products that embody such Intellectual Property, solely in relation to such businesses.

Section 5.19 Discontinuance of Use of Names.

(a) Subject to Section 5.19(b), within 90 days after the Closing, Seller and its Affiliates shall (i) to the extent permitted by Law, eliminate the use of the name “GFI” in any of its forms or spellings, in all electronic communications, on all stationery, business cards, checks, form purchase orders and acknowledgments, form customer agreements and other form contracts and business documents (except to the extent necessary to (1) collect any accounts receivable and (2) runoff the current stock of such items) and will cancel or terminate all doing business certificates or filings with respect to such name and (ii) make any and all filings with Governmental Entities reasonably required to change its trade names, business names and doing-business-as designations to remove such name.

(b) Notwithstanding the foregoing, Seller and its Affiliates may use the “GFI” name (i) as required by Law, (ii) to the extent required in regulatory filings, (iii) in a non-promotional manner for historical reference to company names, products or other materials bearing such name, and (iv) in a non-promotional manner in reference to products and services bearing such name that were sold prior to the Closing.

Section 5.20 Conduct. On the Closing Date, for so long as Seller is the direct or indirect parent entity of the IDB Subsidiaries, Seller will maintain and preserve the IDB Business, the IDB Subsidiaries and the IDB Subsidiaries’ assets and will not, and will cause its Affiliates (including the IDB Subsidiaries) to not, take any action, including the granting of Liens over the Securities of the IDB Subsidiaries or any asset of the IDB Subsidiaries, with respect to the IDB Subsidiaries or the IDB Business other than as necessary and contemplated by the Transactions; provided that if for any reason the Seller or any of its Affiliates grants any Liens on the Securities of the IDB Subsidiaries or any asset of the IDB Subsidiaries, and with respect to such grant a Lien attaches to the Securities of the IDB Subsidiaries or any asset of the IDB Subsidiaries in favor of Seller’s or any of its Affiliates’ creditors, Seller shall cause such Lien to be released at or prior to the Closing.

Section 5.21 Transaction Documents. Seller will not, and will cause its Affiliates not to, amend the GFI Merger Agreement or waive any conditions thereto in any manner adverse to the rights and obligations of the IDB Buyer or the IDB Buyer’s stockholders without the prior written consent of IDB Buyer (such consent not to be unreasonably withheld, conditioned or delayed). This Section 5.21 shall not survive the Closing.

Section 5.22 Commercial Agreements.

(a) From and after the Closing, (i) IDB Buyer and its Affiliates (including the IDB Subsidiaries) shall offer the clearing services of CME Clearing to the customers, traders, brokers and other users of the IDB Business across all asset classes at prices and on terms at least as favorable as the prices and terms that IDB Buyer and its Affiliates (including the IDB Subsidiaries) offer all other clearing services to such customers, traders, brokers and other users of the IDB Business and (ii) IDB Buyer and Seller shall consult with each other regularly, and at least once per quarter if requested by IDB Buyer or Seller, with a view to improving the experience of customers, traders, brokers and other users of the IDB Business with CME Clearing.

(b) Beginning no later than six months after the Closing Date, IDB Buyer and its Affiliates (including the IDB Subsidiaries) shall cause trade submissions of at least a majority (by number of trades and notional value of such trades) of trades made by the IDB Business to be made on a non-exclusive basis to CME’s trade repository in any jurisdiction where one exists to the extent permitted by applicable Law and subject to the availability of connectivity and required customer approval, which connectivity and required customer approval IDB Buyer shall use its reasonably best efforts to obtain.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Sale and Assumption. The respective obligations of Seller and IDB Buyer to effect the Sale and Assumption are subject to the satisfaction or, to the extent permitted by applicable Law and the terms hereof, waiver, on or prior to the Closing Date of the following conditions:

(a) Regulatory Approval. (i) Any waiting period (and any extension thereof) applicable to the Sale and Assumption under the HSR Act or the Foreign Competition Laws set forth in Section 6.1(a)(i) of the IDB Buyer Disclosure Letter shall have been terminated or shall have expired and no action shall have been instituted by the Antitrust Division or the FTC or under any Foreign Competition Laws challenging or seeking to enjoin the consummation of the Sale and Assumption or impose a Burdensome Condition, which action shall not have been withdrawn, terminated or finally resolved, (ii) all approvals applicable to the Sale and Assumption under any Foreign Competition Laws set forth in Section 6.1(a)(ii) of the IDB Buyer Disclosure Letter shall have been obtained (including any approval or no-action letter from the UK Competition and Markets Authority, should it decide to investigate the Sale and Assumption) and such approvals shall not be subject to a Burdensome Condition, (iii) all Regulatory Approvals set forth in Section 6.1(a)(iii) of the IDB Buyer Disclosure Letter shall have been obtained and such approvals shall not be subject to a Burdensome Condition or IDB Buyer shall have waived in writing receipt of such approvals with the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed); and (iv) all Notices set forth in Section 6.1(a)(iv) of the IDB Buyer Disclosure Letter shall have provided and all required related acknowledgements shall have been obtained and such acknowledgements shall not have imposed a Burdensome Condition or IDB Buyer shall have waived in writing receipt of such approvals with the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).

(b) No Injunctions or Restraints; Illegality. No Laws shall have been adopted or promulgated after the date of this Agreement, and no temporary restraining order, preliminary or permanent injunction or other Order shall have been issued and remain in effect, by a Governmental Entity or Self-Regulatory Organization of competent jurisdiction having the effect of making the Sale and Assumption illegal or otherwise prohibiting consummation of the Sale and Assumption, or seeking to impose a Burdensome Condition (collectively, “Restraints”) unless such Restraint is vacated, terminated or withdrawn; provided that prior to asserting this condition, the Party asserting this condition shall have used its reasonable best efforts (in the manner contemplated by Section 5.2) to prevent the entry of such Restraint and to appeal as promptly as possible any judgment that may be entered.

(c) Other Transactions. The JPI Mergers and the GFI Mergers shall have been consummated.

Section 6.2 Conditions to Obligations of Seller. The obligations of Seller to effect the Sale and Assumption are subject to the satisfaction, or waiver by, Seller, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of IDB Buyer set forth in this Agreement, (i) other than with respect to the IDB Buyer Identified Representations, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made do not constitute a Material Adverse Effect, (ii) with respect to Section 3.3, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and (iii) with respect to the IDB Buyer Identified Representations other than Section 3.3, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date). Seller shall have received a certificate of the chief executive officer or the chief financial officer of IDB Buyer to such effect.

(b) Performance of Obligations of IDB Buyer. IDB Buyer shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement on or prior to the Closing Date and Seller shall have received a certificate of the chief executive officer or the chief financial officer of IDB Buyer to such effect.

(c) No Material Adverse Effect. Since January 1, 2014, there shall not have been a Material Adverse Effect.

(d) Deliveries by IDB Buyer. Seller shall have received the items set forth in Section 2.5(b).

(e) Escrow Funded. IDB Buyer shall have (i) deposited with the Escrow Agent pursuant to the Escrow Agreement cash in immediately available funds sufficient to pay the Purchase Price at the Closing pursuant to Section 2.4 and such funds shall be available for immediate payment to the Seller in accordance with the terms of the Escrow Agreement and (ii) delivered to Seller its duly executed irrevocable payment notice provided for in Section 1.4(b) of the Escrow Agreement, which Seller will deliver to the Escrow Agent at the Closing only with the filed merger certificates effecting the JPI Mergers and the GFI Mergers, each certified by the Secretary of State of the State of Delaware, attached to such payment notice.

(f) Pledge Agreement and Collateral. The Pledge Agreement shall be in full force and effect, and Seller shall have a perfected security interest in the shares of CME Class A Common Stock subject to the Pledge Agreement as set forth in the Pledge Agreement.

Section 6.3 Conditions to Obligations of IDB Buyer. The obligations of IDB Buyer to effect the Sale and Assumption are subject to the satisfaction, or waiver by IDB Buyer, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement, (i) other than with respect to Section 4.3(b) and Section 4.4, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and (ii) with respect to Section 4.3(b) and Section 4.4, shall be true and correct as of the date of this Agreement, except where the failure of such representation and warranties to be true and correct as so made does not constitute a CME Material Adverse Effect (as defined in the GFI Merger Agreement). IDB Buyer shall have received a certificate of an officer of Seller to such effect.

(b) Performance of Obligations by Seller. Seller shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement on or prior to the Closing Date and IDB Buyer shall have received a certificate of an officer of Seller to such effect.

(c) No Material Adverse Effect. Since January 1, 2014, there shall not have been a Material Adverse Effect.

(d) Deliveries by Seller. IDB Buyer shall have received the items set forth in Section 2.5(a).

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Sale and Assumption may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and IDB Buyer;

(b) by either Seller or IDB Buyer, if:

(i) Termination Date. The Sale and Assumption shall not have been consummated by March 15, 2015 (the “Outside Date”);

(ii) Restraint. Any Restraint (other than a temporary restraining order, preliminary injunction or similar non-permanent Order) having any of the effects set forth in Section 6.1(b) (No Injunctions or Restraints; Illegality) shall be in effect and shall have become final and non-appealable; or

(iii) Other Transactions. Either the GFI Merger Agreement or the JPI Merger Agreement is terminated in accordance with its terms.

provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of any such condition;

(c) by Seller, if:

(i) Breach by IDB Buyer. IDB Buyer shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by IDB Buyer prior to the Outside Date or is not cured by the earlier of (x) 30 days following written notice to IDB Buyer by Seller of such breach or (y) the Outside Date and (B) would result in the failure of any condition set forth in Section 6.2(a) (Representations and Warranties) or Section 6.2(b) (Performance of Obligations of IDB Buyer) to be satisfied; provided that Seller is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in the failure of any condition set forth in Section 6.3(a) (Representations and Warranties) or Section 6.3(b) (Performance of Obligations of Seller) to be satisfied;

(ii) Other Transactions. Either the GFI Merger Agreement or the JPI Merger Agreement is terminated in accordance with its terms.

(d) by IDB Buyer, if:

(i) Breach by Seller. Seller shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Seller prior to the Outside Date or is not cured by the earlier of (x) 30 days following written notice to Seller by IDB Buyer of such breach or (y) the Outside Date and (B) would result in the failure of any condition set forth in Section 6.3(a) (Representations and Warranties) or Section 6.3(b) (Performance of Obligations of Seller) to be satisfied; provided that IDB Buyer is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in the failure of any condition set forth in Section 6.2(a) (Representations and Warranties) or Section 6.2(b) (Performance of Obligations of IDB Buyer) to be satisfied.

Section 7.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 7.1 (Termination), the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party or any Affiliate thereof, with respect thereto, except for the confidentiality provisions of Section 5.1 (Access to Information; Confidentiality) and the provisions of this Section 7.2 and Article IX (General Provisions), each of which shall remain in full force and effect; provided, however, that no Party shall be relieved or released from any liability or damages arising from a breach of any provision of this Agreement or arising under any other agreement among the Parties or any Affiliates thereof.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1 Survival.

(a) The covenants and agreements herein to be performed after the Closing (including this Article VIII) shall not expire until such obligations have been fully discharged with respect thereto.

(b) The representations and warranties of Seller contained in Article IV (other than Section 4.3(b) and Section 4.4) shall survive until the expiration of the applicable statute of limitations with respect to the matters addressed in such representations and warranties, and the representations and warranties contained in Section 4.3(b) and Section 4.4 shall survive until the third anniversary of the Closing Date.

(c) The representations and warranties of IDB Buyer contained in Article III (other than Section 3.1, Section 3.2, Section 3.3, Section 3.4(a)(i) and Section 3.16) shall survive until the third anniversary of the Closing Date, and the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4(a)(i) and Section 3.16 shall survive until the expiration of the applicable statute of limitations with respect to the matters addressed in such representations and warranties.

(d) If a Claim Notice for indemnification under Section 8.2 (an “Indemnity Claim”) has been given in accordance with this Agreement prior to the expiration of the applicable representations, warranties, covenants or agreements, then the applicable representations, warranties, covenants or agreements shall survive as to such Indemnity Claim until such Indemnity Claim has been finally resolved.

Section 8.2 Indemnification.

(a) By IDB Buyer. Except with respect to Taxes and Tax Returns, which shall be governed exclusively by Section 5.7, from and after the Closing, and subject to the limitations set forth in this Article VIII, IDB Buyer shall indemnify, defend and hold harmless Seller, its Affiliates, the Seller Retained Subsidiaries, their respective successors and assigns and the Representatives of each of the foregoing (collectively, the “Seller Indemnified Parties”) from and against all losses, damages, liabilities, claims, costs and expenses, interest, penalties, judgments and settlements (collectively, “Losses”) that arise out of, result from or are incident to, directly or indirectly:

(i) the breach or inaccuracy of any representation or warranty made by IDB Buyer under Article III (including the IDB Buyer Disclosure Letter), except IDB Buyer Identified Representations (it being understood that for purposes of this Section 8.2, such representations and warranties shall be deemed to have been made as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties are made on or as of a specified date, in which case the same shall continue to be true and correct as of the specified date);

(ii) the breach or inaccuracy of any IDB Buyer Identified Representation (including the IDB Buyer Disclosure Letter) (it being understood that for purposes of this Section 8.2, such representations and warranties shall be deemed to have been made as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties are made on or as of a specified date, in which case the same shall continue to be true and correct as of the specified date);

(iii) the breach of or failure to perform any covenant or agreement contained in this Agreement by IDB Buyer;

(iv) the Purchased Interests and Assumed Liabilities;

(v) the IDB Subsidiaries and the IDB Business whether before or after the Closing;

(vi) the Pre-Closing Reorganization;

(vii) (A) any exercise of appraisal rights or dissenters’ rights by holders of JPI Common Stock (as defined in the JPI Merger Agreement) under Section 623 of the New York Business Corporation Law or other applicable Law in connection with the F-Reorganization (as defined in the GFI Merger Agreement) or (B) the excess, if any, of the aggregate amount ultimately required to be paid to holders of New JPI Common Stock (as defined in the JPI Merger Agreement) by any Seller Indemnified Party pursuant to appraisal rights or dissenters’ rights under Section 262 of the DGCL or other applicable Law over the aggregate amount such holders would have otherwise received with respect to such shares, plus any reasonable expenses incurred by any Seller Indemnified Party arising out of the exercise of such appraisal rights or dissenters’ rights; and

(viii) any failure by GFI or a GFI Subsidiary prior to Closing to undertake any right to work checks and/or secure appropriate visas or other necessary immigration authorizations or licenses required by the applicable immigration authorities.

(b) By Seller. Except with respect to Taxes and Tax Returns, which shall be governed exclusively by Section 5.7, from and after the Closing, and subject to the limitations set forth in this Article VIII, Seller shall indemnify, defend and hold harmless IDB Buyer, its Affiliates, their respective successors and assigns and the Representatives of each of the foregoing (collectively, the “IDB Buyer Indemnified Parties”) from and against any and all Losses that arise out of, result from or are incident to, directly or indirectly:

(i) the breach or inaccuracy of any representation or warranty made by Seller under Article IV (it being understood that for purposes of this Section 8.2, such representations and warranties shall be deemed to have been made as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties are made on or as of a specified date, in which case the same shall continue to be true and correct as of the specified date);

(ii) the breach of or failure to perform any covenant or agreement contained in this Agreement by Seller;

(iii) the Seller Retained Subsidiaries, the Trayport Business and the FENICS Business whether before or after the Closing except to the extent relating to the Assumed Liabilities or any breach of any representation, warranty or covenant of IDB Buyer contained in this Agreement; and

(iv) the Senior Notes due 2018.

(c) For purposes of determining whether there has been, or the amount of any Losses related to, a breach or inaccuracy of any representation or warranty made by IDB Buyer under Article III (other than Section 3.7 and Section 3.14 in accordance with the next sentence) or by Seller under Article IV, the representations and warranties set forth in this Agreement shall be considered without regard to any “material,” “Material Adverse Effect” or similar qualifications set forth therein. Notwithstanding the foregoing, the “material,” “Material Adverse Effect” and similar qualifications in the representations and warranties set forth in Exhibit F shall be applicable for purposes of determining whether there has been, or the amount of any Losses related to, a breach of the representation and warranty made by IDB Buyer in Section 3.14.

(d) Procedures.

(i) Any Person seeking any indemnification under this Section 8.2 (an “Indemnified Party”), acting through IDB Buyer or Seller, as applicable, shall give the party from whom indemnification is being sought (an “Indemnifying Party”) prompt notice (a “Claim Notice”) of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Section 8.2; provided, however, if an Indemnified Party shall receive written notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party a Claim Notice within 20 days after receipt by the Indemnified Party of such notice. The Claim Notice shall (i) indicate whether the Indemnity Claim results from or arises out of a third party claim (a “Third Party Claim”) or a direct claim, (ii) describe with reasonable specificity the nature of the Indemnity Claim and (iii) state the amount of Losses sought pursuant to such Indemnity Claim to the extent then known. The failure to deliver or timely deliver the Claim Notice shall not affect the rights of the Indemnified Party to indemnification under this Section 8.2, except and only to the extent that the Indemnifying Party shall have been actually and materially prejudiced by reason of such failure.

(ii) Third Party Claims.

(1) The Indemnifying Party shall have the right to conduct at its expense the defense of a Third Party Claim, upon delivery of notice to the Indemnified Party (the “Defense Notice”) within 20 days after the Indemnifying Party’s receipt of the Claim Notice; provided that the Defense Notice shall specify the counsel the Indemnifying Party will appoint to defend such Third Party Claim and acknowledge, without qualification, the right of the Indemnified Party to be indemnified for Losses incurred in connection with such Third Party Claim. The Indemnified Party shall be entitled to be indemnified for the reasonable fees and expenses of counsel for any period during which the Indemnifying Party has not assumed the defense of any such Third Party Claim in accordance herewith. If the Indemnifying Party timely delivers a Defense Notice and thereby elects to conduct the defense of the Third Party Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the sole expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

(2) The Indemnifying Party shall not be entitled to control the defense of any Third Party Claim if (i) such Indemnity Claim is with respect to a criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Third Party Claim, or (iii) such Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party. In the event of any of the foregoing circumstances and the Indemnified Party has nonetheless permitted the Indemnifying Party to control the defense of such Third Party Claim, the Indemnified Party shall be entitled to retain its own counsel, and the Indemnifying Party shall pay the reasonable fees and expenses of one counsel (in addition to any required local counsel).

(3) The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (i) settle or compromise a Third Party Claim or consent to the entry of any Order which does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of the Third Party Claim; (ii) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or other obligations on the Indemnified Party; or (iii) settle or compromise any Third Party Claim if the result is to admit civil or criminal liability or culpability on the part of the Indemnified Party that gives rise to criminal liability with respect to the Indemnified Party. No Third Party Claim which is being defended by the Indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

Section 8.3 Certain Limitations on Indemnification.

(a) No amount of Losses shall be payable pursuant to Section 8.2(a)(i) to any Seller Indemnified Party unless the aggregate amount of all Losses that are indemnifiable pursuant to Section 8.2(a)(i) exceeds $1,650,000 (the “Deductible”), upon which the aggregate amount of all Losses in excess of such Deductible shall be recoverable in accordance with the terms hereof. For the avoidance of doubt, the Deductible shall be calculated in the aggregate with respect to all Indemnity Claims by Seller Indemnified Parties pursuant to Section 8.2(a)(i).

(b) In no event shall the aggregate amount of Losses for which Seller Indemnified Parties shall be entitled to indemnification pursuant to Section 8.2(a)(i) exceed $33,000,000 (the “Cap”). For the avoidance of doubt, the Cap shall be calculated in the aggregate with respect to all Indemnity Claims by Seller Indemnified Parties pursuant to Section 8.2(a)(i).

(c) The amount of any Loss subject to indemnification under Section 8.2 shall be calculated net of (i) any Tax Benefit actually realized and utilized by the Indemnified Party on account of such Loss in the taxable year in which the indemnification payment is made or a prior taxable year, and (ii) any insurance proceeds, indemnity, contribution or other similar payment actually recovered by the Indemnified Party from any third party with respect thereto; provided, however, that (A) no Indemnified Party shall be required to pursue insurance or other collateral sources to offset Losses which are indemnifiable under Section 8.2 and (B) the amount of such recovery shall be reduced by any costs and expenses incurred in obtaining such recovery and by the amount of any increase in insurance premiums resulting from making the claim giving rise to such recovery. For purposes hereof, “Tax Benefit” shall mean, with respect to any Loss subject to indemnity under Section 8.2, an amount by which the Tax liability of a party (or a group of Persons filing a Tax Return that includes such party), with respect to a taxable period, is reduced as a result of such Loss or the amount of Tax refund that is generated as a result of such Loss. In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Loss for which any such Indemnified Party has been indemnified hereunder, then the Indemnified Party shall promptly pay to the Indemnifying Party the amount of such recovery, but in no event shall the amount of such payment to the Indemnifying Party exceed the amount of the indemnification payment made to the Indemnified Party.

Section 8.4 Mitigation. Nothing in this Article VIII regarding indemnification rights and obligations shall be deemed to override any obligations with respect to mitigation of Losses existing under applicable Law.

Section 8.5 Pledge Agreement. MNC Holdco LLC, a Delaware limited liability company, shall pledge such number of shares of CME Class A Common Stock having a value equal to $90,000,000 based on the Exchange Ratio (as defined in the GFI Merger Agreement) to secure IDB Buyer’s indemnification obligations under this Agreement, pursuant to and in accordance with the terms as set forth therein.

Section 8.6 Contribution. If the indemnification provided for in this Article VIII for any reason is held by a court of competent jurisdiction or by an arbitrator to be unavailable to an Indemnified Party in respect of any Losses arising from or relating to an Indemnity Claim, then the Indemnifying Party, in lieu of indemnifying an Indemnified Party hereunder, shall, to the extent permitted by applicable Law, contribute to the amount paid or payable by the Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party in connection with the action or inaction which resulted in such Losses, as well as any other relevant equitable considerations. The Indemnifying Party and the Indemnified Party agree that it would not be just and equitable if contribution pursuant to this Section 8.6 were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentence.

Section 8.7 Sole and Exclusive Remedy. From and after the Closing, except in the case of (a) willful misconduct with respect to the breach of a covenant or agreement contained in this Agreement or (b) fraud, the indemnification terms set forth in this Article VIII shall constitute the sole and exclusive remedy of the Parties (and the Indemnified Parties) for any and all Losses or other claims relating to or arising from any breach of the representations, warranties, covenants and agreements contained in this Agreement, and the Parties hereby agree that no Party (and no Indemnified Party) shall have any remedy or recourse with respect to any of the foregoing other than as expressly set forth in this Article VIII (and subject to the limitations and terms set forth in this Article VIII). The Parties agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the remedies of the Parties with respect to this Agreement and the transactions contemplated hereby, were specifically bargained for between sophisticated parties. Nothing in this Article VIII shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.10.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given on the date of delivery if delivered personally, by email (which is confirmed), or sent by a nationally recognized overnight courier service (providing proof of delivery). All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Seller or CME, to:

Commodore Acquisition LLC

c/o CME Group Inc.

20 South Wacker Drive

Chicago, IL 60606

Attention:   General Counsel

Email:           legalnotices@cmegroup.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, IL 60606

Attention:   Rodd M. Schreiber, Esq.

                     Richard C. Witzel, Jr., Esq.

Email:           Rodd.Schreiber@skadden.com

                      Richard.Witzel@skadden.com

If to IDB Buyer, JPI or New JPI, to:

GFI Brokers Holdco Ltd

c/o GFI Group, Inc.

55 Water Street

New York, NY 10041

Attention: General Counsel

Email:         Us_legal@gfigroup.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:   Jeffrey R. Poss, Esq.

                     Adam M. Turteltaub, Esq.

Email:           jposs@willkie.com

                      aturteltaub@willkie.com

Section 9.2 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings (including headings contained in parentheticals to Section and Article references) contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As it relates to IDB Buyer, the words “made available” shall be deemed to mean that such information was (a) provided in writing to CME or its Representatives, (b) included in GFI’s electronic data room or (c) was otherwise available in GFI’s public filings on the SEC’s public website (www.sec.gov); provided, that the immaterial omission of a document or part of a document shall not mean that such information was not “made available.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 9.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received counterparts thereof signed and delivered by the other Parties. Signatures transmitted electronically shall be accepted as originals for all purposes of this Agreement.

Section 9.4 Entire Agreement; Third Party Beneficiaries.

(a) This Agreement (including the Exhibits and IDB Buyer Disclosure Letter), the Ancillary Agreements, the Confidentiality Agreement, the F-Reorganization Documents (as defined in the JPI Merger Agreement), the JPI Merger Agreement, the GFI Merger Agreement and the GFI Support Agreement (as defined in the GFI Merger Agreement) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

(b) This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever, except that the Financing Sources shall be express third party beneficiaries of Sections 5.16(g), 9.4(b)

(where applicable to the Financing Sources), 9.6 (where applicable to the Financing Sources), 9.7 (where applicable to the Financing Sources), 9.9(b) and 9.9(d), each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections (in each case to the extent expressly applicable to them). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties (other than the Financing Sources). Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 9.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void; provided that IDB Buyer shall have the right to assign its rights and interests under this Agreement to any Affiliate of IDB Buyer without the prior written consent of the other Parties; provided, further, however, that no such assignment shall otherwise vary or diminish any of IDB Buyer’s rights or obligations under this Agreement; and provided, further, that IDB Buyer shall have the right to assign its rights and interests (but not its obligations) under this Agreement by way of security to the Lenders without obtaining the prior consent of Seller. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.7 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties; provided, however, that this proviso of this Section 9.7 and Sections 5.16(g), 9.4(b) (where applicable to the Financing Sources), 9.6 (where applicable to the Financing Sources), 9.9(b) and 9.9(d) (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections or provisions) that adversely affects any Financing Source may not be amended, supplement, waived or otherwise modified without the prior written consent of the Lenders, or any applicable agent of such Lenders with the consent of the requisite number of such Lenders; provided, further, that after the Closing neither JPI nor New JPI shall be required to sign or otherwise agree to any amendment of this Agreement.

Section 9.8 Extension; Waiver. At any time prior to the Closing, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.9 Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN, ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE. Except as set forth in Section 2.7 (Post-Closing Adjustment), the Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the federal courts of the United States of America located in the State of Delaware in respect of all matters arising out of or relating to this Agreement the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.1 (Notices) or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) Notwithstanding anything herein to the contrary, each Seller Related Party and each of the other Parties (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing, the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.1 (Notices) shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, and (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9(c).

(d) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH SELLER RELATED PARTY AND EACH OTHER PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WITH RESPECT TO ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE.

Section 9.10 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties (on behalf of themselves and the third-party beneficiaries of this Agreement provided in Section 9.4(b) (Third Party Beneficiaries)) shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.11 JPI and New JPI Guaranty.

(a) JPI and New JPI jointly and severally irrevocably, absolutely and unconditionally guarantees to Seller each and every obligation and liability of IDB Buyer hereunder, and the full and timely payment and performance of IDB Buyer’s obligations hereunder, in each case through the Closing (or in the case of New JPI, through the effective time of the JPI Mergers) (the “IDB Buyer Guaranteed Obligations”). This is a guarantee of payment and performance, and not merely of collection, and JPI and New JPI acknowledge and agree that this guarantee is full and unconditional, and no release or extinguishment of IDB Buyer’s obligations or liabilities under this Agreement, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. JPI and New JPI hereby waive, for the benefit of Seller, (i) any right to require Seller, as a condition of payment or performance by JPI or New JPI under this Section 9.11, to proceed against IDB Buyer or pursue any other remedies whatsoever, (ii) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law that limit the liability of or exonerate guarantors or sureties, (iii) any and all promptness, diligence, notice of the creation, renewal, extension or accrual of any of the IDB Buyer Guaranteed Obligations and notice of or proof of reliance by Seller upon this guarantee or acceptance of this guarantee and (iv) any claim, right (including right of set-off), deduction or defense of any kind that IDB Buyer may have or may assert under this Agreement. JPI and New JPI understand that Seller is relying on this guarantee in entering into this Agreement.

(b) Without limiting the generality of the foregoing, JPI and New JPI authorize IDB Buyer in its sole and absolute discretion, without any notice to or consent of JPI or New JPI and without in any way discharging, terminating, releasing, affecting or impairing the obligations of JPI or New JPI hereunder, to (i) amend, modify, extend or accelerate the time or manner of payment for or performance of the IDB Buyer Guaranteed Obligations or otherwise amend or modify any other terms of provisions of this Agreement in accordance with its terms, (ii) release, discharge, compromise or make any settlement with Seller in respect of the IDB Buyer Guaranteed Obligations or (iii) exercise any right or power conferred in this Agreement, or fail or omit to enforce any such right or power, or waive any covenant or condition therein provided or any default thereunder.

(c) JPI and New JPI jointly and severally represent and warrant to Seller that (i) each has full corporate power and authority to enter into this Agreement and to perform their respective obligations hereunder, (ii) the execution and delivery by JPI and New JPI of this Agreement has been duly authorized by all necessary corporate or similar action and no other proceedings are necessary to authorize the execution and delivery of this Agreement, and (iii) this Agreement has been duly and validly executed and delivered by JPI and New JPI and, assuming due authorization and delivery by the other Parties, is a valid and binding agreement, enforceable against JPI and New JPI in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 9.12 CME Guaranty.

(a) CME irrevocably, absolutely and unconditionally guarantees to IDB Buyer each and every obligation and liability of Seller hereunder, and the full and timely payment and performance of Seller’s obligations hereunder, in each case through the Closing (the “Seller Guaranteed Obligations”). This is a guarantee of payment and performance, and not merely of collection, and CME acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Seller’s obligations or liabilities under this Agreement, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. CME hereby waives, for the benefit of IDB Buyer, (i) any right to require IDB Buyer, as a condition of payment or performance by CME under this Section 9.12, to proceed against Seller or pursue any other remedies whatsoever, (ii) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law that limit the liability of or exonerate guarantors or sureties, (iii) any and all promptness, diligence, notice of the creation, renewal, extension or accrual of any of the Seller Guaranteed Obligations and notice of or proof of reliance by IDB Buyer upon this guarantee or acceptance of this guarantee and (iv) any claim, right (including right of set-off), deduction or defense of any kind that Seller may have or may assert under this Agreement. CME understands that IDB Buyer is relying on this guarantee in entering into this Agreement.

(b) Without limiting the generality of the foregoing, CME authorizes Seller in its sole and absolute discretion, without any notice to or consent of CME and without in any way discharging, terminating, releasing, affecting or impairing the obligations of CME hereunder, to (i) amend, modify, extend or accelerate the time or manner of payment for or performance of the Seller Guaranteed Obligations or otherwise amend or modify any other terms of provisions of this Agreement in accordance with its terms, (ii) release, discharge, compromise or make any settlement with IDB Buyer in respect of the Seller Guaranteed Obligations or (iii) exercise any right or power conferred in this Agreement, or fail or omit to enforce any such right or power, or waive any covenant or condition therein provided or any default thereunder.

(c) CME represents and warrants to IDB Buyer that (i) it has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder, (ii) the execution and delivery by CME of this Agreement has been duly authorized by all necessary corporate action and no other proceedings are necessary to authorize the execution and delivery of this Agreement, and (iii) this Agreement has been duly and validly executed and delivered by CME and, assuming due authorization and delivery by the other Parties, is a valid and binding agreement, enforceable against CME in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

* * * * *

IN WITNESS WHEREOF, Seller, Buyer, CME, JPI and New JPI have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COMMODORE ACQUISITION LLC

By:
Name:
Title:

GFI BROKERS HOLD CO LTD.

By:	/s/ Michael Gooch
Name: Michael Gooch
Title: President

CME GROUP INC.

By:
Name:
Title:

JERSEY PARTNERS INC.

By:	/s/ Michael Gooch
Name: Michael Gooch
Title: President

NEW JPI INC.

By:	/s/ Michael Gooch
Name: Michael Gooch
Title: President

[Signature Page to IDB Purchase Agreement]

COMMODORE ACQUISITION LLC

By:	/s/ James E. Parisi
Name: James E. Parisi
Title: Treasurer

[Signature Page to I Purchase Agreement]

CME GROUP INC.

By:	/s/ Kathleen M. Cronin
Name: Kathleen M. Cronin
Title: General Counsel

[Signature Page to I Purchase Agreement]

Exhibit F

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GFI

Capitalized terms used but not defined in this Exhibit F shall have the meanings given to them in the GFI Merger Agreement. Except as (i) set forth in the corresponding sections or subsections of the GFI Disclosure Letter (as defined in the GFI Merger Agreement) prior to the execution of this Agreement (the “GFI Disclosure Letter”) (it being agreed that disclosure of any item in any Section or Subsection of the GFI Disclosure Letter shall be deemed disclosure with respect to any other Section or Subsection to which the relevance of such item is reasonably apparent on the face of such disclosure (other than with respect to Section 3.11(b) (Absence of Certain Changes), which shall not be subject to or qualified by the information set forth in any Section or Subsection of the GFI Disclosure Letter other than Section 3.11(b) (Absence of Certain Changes) thereof)) or (ii) other than with respect to the GFI Identified Representations, disclosed in the GFI SEC Documents filed with the SEC pursuant to the Exchange Act since January 1, 2014 and at least three Business Days prior to the date of this Agreement, excluding any disclosures set forth in any Section entitled “Risk Factors” or “Forward-Looking Statements” or in any other Section to the extent they are forward-looking statements or cautionary, nonspecific, predictive or forward-looking in nature, GFI represents and warrants to CME, Merger Sub 1 and Merger Sub 2 as follows:

Section 3.1 Organization. GFI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. GFI is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or license, except where any failures to be so qualified or licensed and in good standing do not constitute a Material Adverse Effect. GFI has delivered or made available to CME true, correct and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement. GFI has delivered or made available to CME true, correct and complete copies of the minutes of, and resolutions approved and adopted at, all meetings of the Board of Directors of GFI held since January 1, 2011 through the date of this Agreement other than minutes related to the Transactions.

Section 3.2 Subsidiaries.

(a) Section 3.2(a) of the GFI Disclosure Letter sets forth, prior to and following the Pre-Closing Reorganization, (i) each Subsidiary of GFI conducting the Trayport Business or the FENICS Business (individually, a “T&F Subsidiary” and collectively, the “T&F Subsidiaries”), (ii) the number of authorized, allotted, issued and outstanding Securities of each T&F Subsidiary, (iii) each T&F Subsidiary’s jurisdiction of incorporation or organization and (iv) the location of each T&F Subsidiary’s principal executive offices. Each T&F Subsidiary is a corporation or company limited by shares duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and, to the extent such concept or a similar concept exists in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite

Exhibit F

corporate or other power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business in all material respects as currently conducted. Each T&F Subsidiary is qualified or licensed to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or license, except where any failures to be so qualified or licensed and in good standing do not constitute a Material Adverse Effect. GFI has delivered or made available to CME true, correct and complete copies of the Constituent Documents of each T&F Subsidiary, as amended and in effect on the date of this Agreement.

(b) GFI is, directly or indirectly, the record and Beneficial Owner of all of the outstanding Securities of each T&F Subsidiary, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities), other than, in each case, any limitation or restriction imposed by any federal, state or foreign securities Laws. All of such Securities have been duly authorized, validly issued, fully paid and, where applicable, are non-assessable (and no such Securities have been issued in violation of any preemptive or similar rights). Except for the Securities of the Subsidiaries of GFI, GFI does not own, directly or indirectly, any Securities in any entity.

Section 3.3 Capitalization.

(a) As of the date of this Agreement, the authorized Securities of GFI consists of 400,000,000 shares of GFI Common Stock, par value $0.01, and 5,000,000 shares of preferred stock, par value $0.01. At the close of business on June 30, 2014: (i) 126,487,416 shares of GFI Common Stock were issued and outstanding, (ii) 17,033,430 shares of GFI Common Stock were held in treasury by GFI, (iii) 7,638,624 shares of GFI Common Stock were reserved for issuance pursuant to the GFI Stock Plans and (iv) no shares of GFI preferred stock are issued and outstanding. Except as set forth above, no Securities of GFI are issued, reserved for issuance or outstanding. All issued and outstanding GFI Common Stock have been, and all shares of GFI Common Stock that may be issued pursuant to GFI Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and are subject to no preemptive or similar rights.

(b) Section 3.3(b) of the GFI Disclosure Letter sets forth each GFI Stock Plan and, as of July 28, 2014, the aggregate number of shares of GFI Common Stock relating to outstanding and available awards under each GFI Stock Plan. GFI has delivered or made available to CME the form of agreement related to each such award. No material changes have been made to such form in connection with any award. The only awards held by Continuing Employees under the GFI Stock Plan are GFI RSUs (“Continuing Employee RSUs”). As of June 30, 2014, 165,494 shares of GFI Common Stock are subject to Continuing Employee RSUs. Section 3.3(b)(i) of the GFI Disclosure Letter sets forth, as of the date hereof, for any award under the GFI Stock Plans then held by an IDB Employee, the name of such individual, the type of such award together with its date of grant and vesting schedule, the country in which such individual is employed, the number of shares of GFI Common Stock subject to such award, the GFI Stock Plan under which the award was granted and, in the case of such award that is a GFI Stock Option, its per-share exercise price and expiration date. Section 3.3(b)(ii) of the GFI Disclosure Letter sets forth, as of the date hereof, for each Continuing Employee RSU, the name

2

Exhibit F

of the holder, its date of grant and vesting schedule, the country in which such individual is employed, the number of shares of GFI Common Stock subject to the award and the GFI Stock Plan under which the Continuing Employee RSU was granted. The only awards outstanding under the GFI Stock Plans are those identified on Section 3.3(b)(i) or Section 3.3(b)(ii) of the GFI Disclosure Letter.

(c) There are no preemptive or similar rights on the part of any holder of any class of Securities of GFI or any T&F Subsidiary. Neither GFI nor any T&F Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of any class of Securities of GFI or any T&F Subsidiary on any matter submitted to such holders of Securities. Other than the GFI RSUs and the GFI Stock Options pursuant to the GFI Stock Plans, there are no other outstanding Equity Rights with respect to the Securities of GFI or any T&F Subsidiary. There are no outstanding contractual obligations of GFI or any T&F Subsidiary to repurchase, redeem or otherwise acquire any Securities of GFI or any T&F Subsidiary. There are no proxies, voting trusts or other agreements or understandings to which GFI is a party or is bound with respect to the voting of the Securities of GFI.

Section 3.4 Authorization; Board Approval; Voting Requirements.

(a) GFI has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the GFI Stockholder Approval with respect to the consummation of the Merger, to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of GFI are necessary for it to authorize this Agreement or to consummate the Transactions, except for the adoption of this Agreement and the approval of the Merger by the GFI Stockholder Approval. This Agreement has been duly and validly executed and delivered by GFI and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of GFI, enforceable against GFI in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) RESERVED.

(c) The affirmative vote at the GFI Stockholders Meeting or any adjournment or postponement thereof of the holders of 66 2/3% of the shares of GFI Common Stock cast at the GFI Stockholders Meeting (provided that such affirmative vote represents at least a majority of the outstanding shares of GFI Common Stock) in favor of the adoption of this Agreement is the only vote or consent of the holders of any class or series of Securities of GFI Common Stock necessary to adopt this Agreement and approve the Transactions. GFI has agreed with CME to also subject the adoption of this Agreement to the affirmative vote at the GFI Stockholders Meeting or any adjournment or postponement thereof of the holders of a majority of the outstanding shares of GFI Common Stock that are not Beneficially Owned by (i) the JPI Stockholder Parties, (ii) the other stockholders of JPI and New JPI, (iii) the officers and directors of GFI or (iv) any other Person having any Equity Rights in, or any right to acquire any Equity

3

Exhibit F

Rights in (A) JPI, New JPI or any of their respective Affiliates (other than GFI) or Subsidiaries or (B) IDB Buyer or any of its Affiliates (other than GFI) or Subsidiaries (the “Disinterested Stockholder Approval” and together with the approval referenced in the preceding sentence, the “GFI Stockholder Approval”).

Section 3.5 Takeover Statute; No Restrictions on the Transactions.

(a) No state “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to the Transactions.

(b) As set forth in its Constituent Documents, GFI has opted out of Section 203 of the DGCL.

Section 3.6 No Violations; Consents and Approvals.

(a) The execution and delivery of this Agreement by GFI does not, and the consummation by GFI and the T&F Subsidiaries of the Transactions will not: (i) subject to the GFI Stockholder Approval, conflict with any provisions of the Constituent Documents of GFI or any T&F Subsidiary; (ii) violate any Law or rules of any Self-Regulatory Organization (assuming compliance with the matters set forth in Section 3.6(b) (Consents and Approvals)); (iii) result, after the giving of notice, with lapse of time or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which GFI or any Subsidiary of GFI is a party or by which GFI or any Subsidiary of GFI or any of their respective assets or properties may be bound; (iv) result in the creation or imposition of any Lien (other than Permitted Liens) upon any properties or assets of GFI or any T&F Subsidiary or (v) cause the suspension or revocation of any GFI Permit (assuming compliance with the matters set forth in Section 3.6(b) (Consents and Approvals)), except, in the case of clauses (ii), (iii), (iv) and (v), as do not constitute a Material Adverse Effect.

(b) No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by GFI or any T&F Subsidiary in connection with the execution or delivery of this Agreement by GFI or the consummation by GFI and the T&F Subsidiaries of the Transactions, except for: (i) compliance by GFI with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any required filings or notifications under any foreign antitrust merger control Laws (the “Foreign Competition Laws”) set forth in Section 3.6(b)(i) of the GFI Disclosure Letter; (ii) the Regulatory Approvals and Notices set forth in Section 3.6(b)(ii) of the GFI Disclosure Letter; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (iv) the filing of the Subsequent Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA; (v) the filings with the U.S. Securities and Exchange Commission (the “SEC”) of (A) the Proxy Statement/Prospectus in accordance with Regulation 14A promulgated under the Exchange Act, (B) the Form S-4 and (C) such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the

4

Exhibit F

Transactions; (vi) any registration, filing or notification required pursuant to state securities or “blue sky” laws and (vii) any such clearance, consent, approval, order, license, authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain do not constitute a Material Adverse Effect.

Section 3.7 SEC Reports; GFI Financial Statements.

(a) GFI has filed or furnished all reports, schedules, forms, statements, exhibits and other documents required to be filed or furnished by it with or to the SEC since January 1, 2011 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “GFI SEC Documents”). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each GFI SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each GFI SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each GFI SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of GFI is required to make any filings with the SEC pursuant to the Exchange Act.

(b) The GFI Financial Statements, which have been derived from the accounting books and records of GFI and the Subsidiaries of GFI, comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods presented, except as otherwise noted therein. The consolidated balance sheets (including the related notes) included in the GFI Financial Statements present fairly in all material respects the consolidated financial position of GFI and the Subsidiaries of GFI as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows (in each case including the related notes) included in such GFI Financial Statements present fairly in all material respects the consolidated results of operations, stockholders’ equity and cash flows of GFI and the Subsidiaries of GFI for the respective periods indicated, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments.

(c) As of the date hereof, to the Knowledge of GFI, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the GFI SEC Documents. GFI has delivered or made available to CME true, correct and complete copies of all material correspondence with the SEC occurring since January 1, 2011. To the Knowledge of GFI, as of the date hereof, none of the GFI SEC Documents is the subject of ongoing SEC review.

5

Exhibit F

(d) The audit committee of the Board of Directors of GFI has established “whistleblower” procedures that meet the requirements of Exchange Act Rule 10A-3 in all material respects and has delivered or made available to CME true, complete and correct copies of such procedures in effect as of the date of this Agreement. To the Knowledge of GFI, neither GFI nor any Subsidiary of GFI has received any “complaints” (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters. To the Knowledge of GFI, no complaint seeking relief under Section 806 of the Sarbanes-Oxley Act has been filed with the United States Secretary of Labor and no employee has threatened to file any such complaint.

Section 3.8 Absence of Undisclosed Liabilities. GFI and the T&F Subsidiaries do not have any liabilities, obligations or commitments, whether or not accrued, known or unknown, contingent or otherwise and whether or not required by GAAP to be disclosed or reflected on GFI’s consolidated balance sheets, except for (a) liabilities reflected or accrued on or reserved against in GFI’s consolidated balance sheet as of December 31, 2013 (or the notes thereto) included the GFI Financial Statements, (b) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2013, (c) liabilities incurred pursuant to, or in connection with, the Transactions or (d) liabilities that do not constitute a Material Adverse Effect.

Section 3.9 Title to Assets; Sufficiency of Assets.

(a) GFI and the Subsidiaries of GFI have good and valid title to, or valid leasehold interests in, and immediately following the consummation of the Transactions and after giving effect thereto, the CME Retained Subsidiaries will have good and valid title to, or valid leasehold interests in or valid right to use, all material assets, properties and rights of the Trayport Business and the FENICS Business, free and clear of Liens other than Permitted Liens.

(b) The assets, properties and rights of the CME Retained Subsidiaries, taken together with the rights contractually obtained pursuant to the Ancillary Agreements, are, and immediately following the consummation of the Transactions and after giving effect thereto will be, sufficient to conduct and operate the Trayport Business and the FENICS Business in all material respects in the manner as currently conducted or currently proposed to be conducted by GFI and the Subsidiaries of GFI.

Section 3.10 Form S-4; Proxy Statement/Prospectus. None of the information supplied in writing or to be supplied in writing by GFI or any Subsidiary of GFI for inclusion or incorporation by reference in (a) the registration statement on Form S-4 (the “Form S-4”) to be filed with the SEC by CME in connection with the issuance of shares of CME Class A Common Stock in the Merger will, at the time the Form S-4 is filed with the SEC or at any time it is supplemented or amended or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement/Prospectus will, on the date it is first mailed to the stockholders of GFI and at the time of the GFI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which

6

Exhibit F

they are made, not misleading. No representation or warranty is made by GFI with respect to statements made or incorporated by reference in the foregoing documents based on information supplied by CME, Merger Sub 1, Merger Sub 2 or any of their respective Representatives for inclusion or incorporation by reference in the foregoing documents.

Section 3.11 Absence of Certain Changes. Since January 1, 2014, (a)(i) GFI and the T&F Subsidiaries have in all material respects conducted their respective businesses only in the ordinary course consistent with past practice except as contemplated hereunder (including actions and transactions related to the Transactions) and (ii) there has not been any action taken by GFI or any T&F Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1 of the GFI Merger Agreement (Covenants of GFI), and (b) there has not been a Material Adverse Effect.

Section 3.12 Litigation. As of the date hereof, (a) there is no Proceeding pending, threatened in writing, or, to the Knowledge of GFI, threatened against GFI or any T&F Subsidiary, or their respective properties or rights or any of their respective current or former directors, officers, employees or contractors (in their capacities as such or relating to their services or relationship to GFI) except as do not constitute a Material Adverse Effect, (b) there is no Order of any Governmental Entity, Self-Regulatory Organization or arbitrator outstanding against GFI or any T&F Subsidiary except as do not constitute a Material Adverse Effect and (c) there is no Proceeding pending or, to the Knowledge of GFI, threatened against GFI or any Subsidiary of GFI, which seeks to, or would reasonably be expected to, restrain, enjoin or delay the consummation of any of the Transactions or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

Section 3.13 Compliance with Laws.

(a) Except as do not constitute a Material Adverse Effect, (i) each of GFI and the T&F Subsidiaries hold all material permits, licenses, variances, exemptions, certificates, consents, Orders, approvals or other authorizations from any Governmental Entities and Self-Regulatory Organizations which are required for the lawful conduct of their respective businesses or ownership of their respective assets and properties (the “GFI Permits”), (ii) all GFI Permits are in full force and effect and none of the GFI Permits have been withdrawn, revoked, suspended or cancelled nor is any such withdrawal, revocation, suspension or cancellation pending or, to the Knowledge of GFI, threatened and (iii) each of GFI and the T&F Subsidiaries is, and since January 1, 2011, has been in compliance with the terms of the GFI Permits.

(b) Neither GFI nor any T&F Subsidiaries is in violation of and, to the Knowledge of GFI, no written notice has been given of any violation of, any applicable Law or the applicable rules of any Self-Regulatory Organization, except for any violations that do not constitute a Material Adverse Effect.

(c) Since January 1, 2011, each of the principal executive officer of GFI and the principal financial officer of GFI (or each former principal executive officer of GFI and each former principal financial officer of GFI, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the GFI SEC Documents, and the statements contained in such

7

Exhibit F

certifications are true and accurate. For purposes of this Section 3.13, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since January 1, 2011, GFI has complied in all material respects with the provisions of the Sarbanes-Oxley Act.

(d) GFI maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed by, or under the supervision of, its principal executive officer and principal financial officer, or Persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. GFI’s system of internal accounting controls is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) GFI’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that information required to be disclosed by GFI in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to GFI’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of GFI required under the Exchange Act with respect to such reports.

(f) Since January 1, 2011, the audit committee of the Board of Directors of GFI, and, to the Knowledge of GFI, GFI’s outside auditors, have not been advised of (i) any “significant deficiencies” or “material weaknesses” in the design or operation of internal control over financial reporting which could reasonably be expected to adversely affect GFI’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in GFI’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Public Company Accounting Oversight Board Standards No. 5, as in effect on the date hereof.

(g) Since January 1, 2011, (i) neither GFI nor any T&F Subsidiary has received any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of GFI or any T&F Subsidiary or any material concerns from employees of GFI or any T&F Subsidiary regarding questionable accounting or auditing matters with respect to GFI or any T&F Subsidiary and (ii) no attorney representing GFI or any T&F Subsidiary, whether or not employed by GFI or any T&F Subsidiary, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by GFI or any of its officers, directors, employees or agents to the Board of Directors of GFI or any committee thereof or to the general counsel or chief executive officer of GFI pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

8

Exhibit F

Section 3.14 Taxes.

(a) GFI and each T&F Subsidiary have (i) duly and timely filed (or there have been duly and timely filed on its behalf) with the appropriate Governmental Entities or Taxing Authorities all income and other material Tax Returns required to be filed by it in respect of any material Taxes, and all notifications required to be filed by it with a Taxing Authority in respect of the GFI Stock Plan, (ii) duly and timely paid in full (or GFI has paid on the T&F Subsidiaries’ behalf) all Taxes shown as due on such income and other material Tax Returns, (iii) duly and timely paid in full or withheld, or established adequate reserves in accordance with GAAP for, all material Taxes that are due and payable by it (including estimated Tax payments), whether or not such Taxes were shown on any Tax Return or asserted by the relevant Governmental Entity or Taxing Authority, (iv) established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of GFI and each T&F Subsidiary through the date of the most recent GFI Financial Statement and (v) complied in all material respects with all Laws applicable to the withholding and payment over of material Taxes and has timely withheld and paid over to, or, where amounts have not been so withheld, established an adequate reserve under GAAP for the payment to, the respective proper Governmental Entities or Taxing Authorities all material amounts required to be so withheld and paid over.

(b) There (i) is no deficiency, Proceeding or request for information now pending, outstanding or threatened against or with respect to GFI or any T&F Subsidiary in respect of any material Taxes or material Tax Returns and (ii) are no requests for rulings or determinations in respect of any material Taxes or material Tax Returns pending between GFI or any T&F Subsidiary and any authority responsible for such Taxes or Tax Returns.

(c) No deficiency for any Tax has been asserted or assessed by any Governmental Entity or Taxing Authority in writing against GFI or any T&F Subsidiary (or, to the Knowledge of GFI, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(d) There are no tax sharing agreements, tax indemnity agreements or other similar agreements with respect to or involving GFI or any T&F Subsidiary (other than any written agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes or any commercial lending agreement).

(e) None of GFI or any T&F Subsidiary has any liability for material Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign Law (other than a group the common parent of which is GFI), or has any liability for material Taxes of any Person (other than GFI or the T&F Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a

9

Exhibit F

transferee or successor, by contract (other than any written agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes or any commercial lending agreement).

(f) None of GFI or any T&F Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, (vi) cancellation or indebtedness income deferred pursuant to Section 108(i) of the Code, or (vii) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(g) There are no material Liens for Taxes upon any property or assets of GFI or any T&F Subsidiary, except for Permitted Liens.

(h) Neither GFI nor any T&F Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) Neither GFI nor any T&F Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with regard to a material Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(j) None of GFI or any T&F Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

(k) There is no power of attorney given by or binding upon GFI or any T&F Subsidiary with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(l) None of GFI or any T&F Subsidiary has taken or failed to take any action, or to the Knowledge of GFI there are not any facts or circumstances, that would prevent the Combination from constituting a tax-free reorganization described in Section 368(a) of the Code.

Section 3.15 Real Property. The GFI Leased Real Property described in Section 3.15 of the GFI Disclosure Letter constitute all the real property (including all fee and leasehold interests in real property) of GFI and the T&F Subsidiaries. Except as do not constitute a Material Adverse Effect, all buildings, structures, fixtures and improvements included within

10

Exhibit F

the GFI Leased Real Property (the “GFI Improvements”) are in good repair and operating condition, and are adequate and suitable for the purposes for which they are presently being used or held for use, and to the Knowledge of GFI, there are no facts or conditions affecting any of the GFI Improvements that, in the aggregate, would reasonably be expected to materially interfere with the current use, occupancy or operation thereof. Except as do not constitute a Material Adverse Effect, no portion of such GFI Leased Real Property has suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition (ordinary wear and tear excepted).

Section 3.16 Employee Benefit Plans and Related Matters; ERISA.

(a) Section 3.16(a) of the GFI Disclosure Letter contains a true and complete list of each material employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, retention, change of control, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, trust, agreement or arrangement, and each other material employee benefit plan, program, agreement or arrangement (collectively, the “GFI Benefit Plans”) currently maintained or contributed to or required to be contributed to by (i) GFI, (ii) any T&F Subsidiary or (iii) any ERISA Affiliate, in any case for the benefit of any current or former employee, worker, consultant, director or member of GFI or any T&F Subsidiary. Not more than 60 days after the date hereof, GFI shall revise Section 3.16(a) of the GFI Disclosure Letter to identify (by marking them with an asterisk) those GFI Benefit Plans that are maintained exclusively by the CME Retained Subsidiaries solely for the benefit of Continuing Employees and to identify (by marking them with a cross) those GFI Benefit Plans maintained in whole or part for the benefit of any Continuing Employee.

(b) With respect to each of the GFI Benefit Plans, GFI has delivered or made available to CME complete copies of each of the following documents: (i) the GFI Benefit Plan governing documentation (including all amendments thereto); (ii) the annual report and actuarial report, if required under ERISA or the Code or any Law, for the most recent plan year; (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA, and other booklets or information issued to participants and beneficiaries; (iv) if the GFI Benefit Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the most recent financial statements thereof; and (v) the most recent determination letter received from the IRS with respect to each GFI Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(c) In the past six years, neither GFI nor any ERISA Affiliate has maintained or contributed to or was required to contribute to any plan or arrangement that is or was (i) subject to Section 412 of the Code or Section 302 of Title IV of ERISA, (ii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or (iii) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

(d) Each GFI Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification and, to the Knowledge of GFI, no event has occurred that could reasonably be expected to result in disqualification of such GFI Benefit Plan.

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Exhibit F

(e) Each of the GFI Benefit Plans has been operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code.

(f) Neither GFI nor any T&F Subsidiary has made any loans to employees in violation of Section 402 of the Sarbanes-Oxley Act. Each transfer of funds by GFI or any T&F Subsidiary to any of their respective employees that was deemed a loan was when made (and at all times since has been) properly treated by GFI and the T&F Subsidiaries as such for federal income tax purposes.

(g) Neither the execution of this Agreement nor the consummation of the Transactions will (either alone or together with any other event) (i) cause any payment (whether of severance pay or otherwise) to become due to any current or former employee or director of GFI or a T&F Subsidiary, (ii) cause an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee or director of GFI or a T&F Subsidiary, (iii) cause any individual to accrue or receive additional benefits, services or accelerated rights to payment of benefits under any GFI Benefit Plan, (iv) provide for payments that could subject any person to liability for tax under Section 4999 of the Code or (v) result in payments under any of the GFI Benefit Plans which would not be deductible under Section 280G of the Code.

(h) There are no pending or, to the Knowledge of GFI, threatened material claims in respect of or relating to any of the GFI Benefit Plans, by any employee or beneficiary covered under any GFI Benefit Plan or otherwise involving any GFI Benefit Plan (other than routine claims for benefits).

(i) Neither GFI, any T&F Subsidiary, any GFI Benefit Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection that could reasonably be expected to give rise to a civil liability under either Section 409 of ERISA or Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(j) No GFI Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of GFI or any T&F Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension plan” (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of GFI or a T&F Subsidiary or (iv) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary.

(k) Each stock option issued since January 1, 2005 with respect to GFI Common Stock was granted with a per-share exercise or base price, as the case may be, not less than the fair market value of a share of GFI Common Stock on the date of grant.

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Exhibit F

(l) With respect to each GFI Benefit Plan established or maintained outside of the U.S. primarily for the benefit of employees of GFI or any T&F Subsidiary residing outside of the U.S. (a “Foreign GFI Benefit Plan”): (i) all material employer and employee contributions to each Foreign GFI Benefit Plan required by Law or by the terms of such Foreign GFI Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign GFI Benefit Plan and the liability of each insurer for any Foreign GFI Benefit Plan funded through insurance or the book reserve established for any Foreign GFI Benefit Plan, together with any accrued contributions, is not materially less than the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign GFI Benefit Plan and none of the Transactions shall cause such assets or insurance obligations to be materially less than such benefit obligations; and (iii) each Foreign GFI Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities (including tax authorities). Section 3.16(l) of the GFI Disclosure Letter separately identifies each Foreign GFI Benefit Plan that is a defined benefit pension plan.

Section 3.17 Employees; Labor Matters.

(a) With respect to the Continuing Employees, or any directors of, or consultants to, the Trayport Business, the FENICS Business or any T&F Subsidiary (collectively, the “T&F Persons”), neither GFI nor any Subsidiary of GFI is party to, bound by, or in the process of negotiating a collective bargaining agreement, other labor-related agreement or understanding or work rules with any labor union, labor organization or works council, nor to the Knowledge of GFI, has GFI or any Subsidiary of GFI communicated or represented, whether to any T&F Persons or any labor union, labor organization or works council, that it will recognize any labor union, labor organization or works council.

(b) None of the T&F Persons is represented by a labor union, other labor organization or works council and, (i) to the Knowledge of GFI, there is no effort currently being made or threatened by or on behalf of any labor union or labor organization to organize any T&F Persons, and there are currently no activities related to the establishment of a works council representing T&F Persons, (ii) no demand for recognition of any T&F Persons has been made to GFI or any Subsidiary of GFI by or on behalf of any labor union or labor organization in the past two years and (iii) no petition has been filed, nor has any proceeding been instituted by any T&F Persons or group of T&F Persons with any labor relations board or commission seeking recognition of a collective bargaining representative in the past two years.

(c) There is no pending or, to the Knowledge of GFI, threatened (i) material strike, lockout, work stoppage, slowdown, picketing or labor dispute or other industrial action with respect to or involving any current or former T&F Persons, and there has been no such action or event in the past three years or (ii) material arbitration, or material grievance against GFI or any Subsidiary of GFI involving current or former T&F Persons or any of their representatives.

(d) With respect to the T&F Persons, GFI and the Subsidiaries of GFI are in compliance in all material respects with all (i) Laws respecting employment and

13

Exhibit F

employment practices, terms and conditions of employment, labor relations, collective bargaining, disability, immigration, layoffs, health and safety, wages, hours and benefits, and plant closings and layoffs, including classification of employees, consultants and independent contractors and classification of employees and consultants for overtime eligibility, non-discrimination in employment, data protection, workers’ compensation and the collection and payment of withholding and/or payroll taxes and similar taxes and (ii) obligations of GFI or any of the Subsidiaries of GFI under any employment agreement, agreement for the provision of personal services, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or arrangement.

(e) To the Knowledge of GFI, no Continuing Employee is in violation of any non-compete, non-solicitation, nondisclosure, confidentiality, employment, consulting or similar agreement with a third party in connection with his or her employment with GFI or any Subsidiary of GFI that would result in any material liability or obligation against GFI or any T&F Subsidiary.

(f) Prior to the date of this Agreement, GFI and the Subsidiaries of GFI, as applicable, have satisfied any material legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union, works council or other organization representing T&F Persons, in connection with the Transactions, including the Pre-Closing Reorganization.

(g) Section 3.17(g) of the GFI Disclosure Letter contains a true and complete list as of the date hereof, which list shall be updated within a reasonable time prior to the Closing Date with any additions or deletions in accordance with Section 5.1 of the GFI Merger Agreement, of the names and dates of commencement of employment or engagement of all T&F Persons who are either entitled to remuneration or fees in excess of $100,000 per annum or are employed or retained pursuant to an agreement or arrangement which cannot be terminated on less than three months’ notice, and the annual base salary rate, guaranteed or target bonus amount and commission rate payable to all such persons.

(h) As of the date of this Agreement, neither GFI nor any Subsidiary of GFI has received any written notice of resignation from any T&F Person earning in excess of $100,000 per annum that has not expired. Section 3.17(h) of the GFI Disclosure Letter shall be updated prior to the Closing Date to reflect any such notices received between the date of this Agreement and the Closing Date.

(i) Other than as set forth in Section 6.6(e) of the GFI Merger Agreement, to the Knowledge of GFI, with respect to the T&F Persons, neither GFI nor any Subsidiary of GFI is involved in negotiations (whether with T&F Persons or any trade union or other representatives thereof) to vary materially the terms and conditions of employment or engagement of any T&F Person, nor, to the Knowledge of GFI, are there any outstanding agreements, promises or offers made by GFI or any Subsidiary of GFI to any T&F Person or to any trade union or other representatives thereof concerning or affecting the terms and conditions of employment or engagement of any T&F Person, and neither GFI nor any Subsidiary of GFI is under any contractual or other obligation to change the terms of service of any T&F Person.

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Exhibit F

(j) With respect to any T&F Persons earning in excess of $100,000 per annum, neither GFI nor any Subsidiary of GFI has given notice of any termination of employment in any other jurisdiction, nor started consultations with any employee, worker, director, consultant or representative thereof regarding transfer of employment within the 12 months preceding the date of this Agreement in relation thereto.

(k) There are no T&F Persons providing services to the IDB Business earning in excess of $100,000 per annum that provide services pursuant to a secondment, employee lease or employee lending arrangement, whether via another Subsidiary of GFI or Affiliate or a third party.

Section 3.18 Intellectual Property.

(a) Section 3.18(a) of the GFI Disclosure Letter sets forth a complete and accurate list of all U.S. and foreign (i) Patents, (ii) registered and applied for Trademarks, (iii) registered Copyrights and (iv) material Software, in each of the foregoing, which are owned by GFI or a Subsidiary of GFI used primarily in the Trayport Business or the FENICS Business (collectively, the “GFI Registered Intellectual Property”) as of the date hereof, which list shall be updated within a reasonable time prior to the Closing Date with any additions or deletions in accordance with Section 5.1 of the GFI Merger Agreement. Such list includes, where applicable, the record owner, jurisdiction and registration and/or application number, and date issued (or filed) for each of the foregoing.

(b) Section 3.18(b) of the GFI Disclosure Letter sets forth a complete and accurate list of all material agreements to which GFI or any GFI Subsidiary is party or is otherwise bound: (i) granting or obtaining any right to use or practice any rights under any Intellectual Property of the Trayport Business and the FENICS Business, (ii) restricting GFI or any Subsidiary of GFI’ right to use or register any Intellectual Property relating to the Trayport Business or the FENICS Business, or (iii) to which GFI or a Subsidiary of GFI is a party permitting or agreeing to permit any other Person to use, enforce or register any Intellectual Property relating to the Trayport Business or the FENICS Business, including license agreements, coexisting agreements and covenants not to sue, but excluding any IT vendor agreements that are not primarily licenses for Software or other Intellectual Property or any customer agreements, “shrink-wrap” or “click-wrap” agreements for off-the-shelf commercially available software (collectively, the “GFI License Agreements”).

(c) GFI or a T&F Subsidiary is the sole and exclusive owner of, free and clear of all Liens (except Permitted Liens), or has a valid right to use in its business as currently conducted or currently proposed by GFI to be conducted, all of the Intellectual Property that is material to their respective businesses. The material GFI Registered Intellectual Property is subsisting, in full force and effect, and has not been cancelled, expired or abandoned. No current or former partner, director, officer or employee of GFI (or any of its predecessors in interest) will, after giving effect to the Transactions, own or retain any rights to use any material GFI Owned Intellectual Property.

(d) Within the past three years, there have been no filed, pending, or to the Knowledge of GFI, threatened (including in the form of offers or invitations to obtain a

15

Exhibit F

license) claims, suits, arbitrations or other adversarial proceedings before any court, agency, arbitral tribunal or registration authority in any jurisdiction alleging that the activities or conduct of the business of GFI or a T&F Subsidiary infringes upon, violates or constitutes the unauthorized use of the intellectual property rights of any third party or challenging GFI’s or a T&F Subsidiary’s ownership, use, validity, enforceability or registrability of any GFI Owned Intellectual Property.

(e) The conduct of the business of GFI and the T&F Subsidiaries by GFI as conducted in the past three years, as currently conducted or currently proposed by GFI to be conducted does not infringe upon (either directly or indirectly, such as through contributory infringement or inducement to infringe), misappropriate, or otherwise violate, and has not infringed upon (directly or indirectly), misappropriated, or otherwise violated, any Intellectual Property rights of any other Person.

(f) To the Knowledge of GFI, no third party is misappropriating, infringing, diluting or violating any GFI Owned Intellectual Property, except to the extent such misappropriations, infringements, dilutions or violations do not constitute a Material Adverse Effect. No material claims, suits, arbitrations or other adversarial claims have been brought or, to the Knowledge of GFI, threatened against any third party relating to the Trayport Business or the FENICS Business by GFI or a Subsidiary of GFI.

(g) GFI and each T&F Subsidiary have taken commercially reasonable measures to protect the confidentiality of material Trade Secrets owned or held by GFI and the T&F Subsidiaries, including requiring its employees and other parties having access thereto to execute written nondisclosure agreements, except as would not constitute a Material Adverse Effect. To the Knowledge of GFI, no third party to any material nondisclosure agreement relating to the Trayport Business or the FENICS Business with GFI or a Subsidiary of GFI is in breach, violation or default thereof.

(h) To the Knowledge of GFI, each current and former consultant and individual that has delivered, developed, contributed to, modified or improved Intellectual Property relating to the Trayport Business or the FENICS Business and owned or purported to be owned by GFI or a Subsidiary of GFI has executed an agreement assigning to GFI or such Subsidiary of GFI all of such consultant’s and individual’s rights in such development, contribution, modification or improvement.

(i) To the Knowledge of GFI, set forth in Section 3.18(i) of the GFI Disclosure Letter is a complete and accurate list of (i) all material Open Source Software used by GFI or any T&F Subsidiary and (ii) what license agreement (including the version thereof) governs GFI’s or any Subsidiaries’ use of such Open Source Software.

(j) Neither GFI nor any T&F Subsidiary has used, modified, or distributed any Open Source Software in a manner that: (i) requires, or has, as a condition of its use or distribution, the disclosure, licensing, or distribution of any material Software source code owned by GFI or any T&F Subsidiary or (ii) otherwise imposes an obligation to distribute any material Software source code owned by GFI or any T&F Subsidiary on a royalty-free basis, except in each of clauses (i) and (ii) that would not constitute a Material Adverse Effect.

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Exhibit F

(k) GFI and each Subsidiary of GFI have established and maintained a commercially reasonable privacy policy relating to the Trayport Business or the FENICS Business, and have been in compliance in all material respects with (i) such policy, (ii) all written statements by GFI or a Subsidiary of GFI provided to any customer, regulator or employee of the Trayport Business or the FENICS Business that addresses the privacy or security of Personal Information gathered, used, held for use or accessed in the course of the operations of the Trayport Business or the FENICS Business and (iii) all applicable federal, state, local and foreign Laws and regulations relating to privacy, data protection, export and the collection and use of Personal Information gathered, used, held for use or accessed in the course of the operations of the Trayport Business or the FENICS Business. No claims have been asserted or, to the Knowledge of GFI, threatened against GFI or any Subsidiary of GFI relating to the Trayport Business or the FENICS Business alleging a violation of any Person’s privacy or Personal Information or data rights and the consummation of the Transactions will not constitute a breach or otherwise cause any violation of any Law related to privacy, data protection, or the collection and use of Personal Information gathered, used, held for use or accessed on or on behalf of GFI or any Subsidiary of GFI in the conduct of the Trayport Business or the FENICS Business.

(l) GFI and each Subsidiary of GFI have taken commercially reasonable measures to protect against unauthorized access to, or use, modification or misuse of, Personal Information and Trade Secrets collected relating to the Trayport Business or the FENICS Business and owned or held by GFI or any Subsidiary of GFI, or any information technology systems relating to the Trayport Business or the FENICS Business used by or on behalf of GFI or any Subsidiary of GFI. To the Knowledge of GFI, there has not been any unauthorized disclosure or use of, or access to, any such Personal Information, Trade Secret or information technology systems, in each case, relating to the Trayport Business or the FENICS Business.

(m) The material Software authored by GFI or any Subsidiary of GFI (to the extent applicable to the Trayport Business or the FENICS Business) does not, and, to the Knowledge of GFI, any other material Software that is used in their respective businesses does not, contain any Contaminants, and GFI and the Subsidiaries of GFI (to the extent applicable to the Trayport Business or the FENICS Business) have taken reasonable efforts to protect the computer systems (including computer and telecommunications hardware, and Software) owned, leased or used by, or licensed to, any of GFI or any Subsidiary of GFI (to the extent applicable to the Trayport Business or the FENICS Business) from Contaminants.

Section 3.19 Contracts.

(a) Except for this Agreement and any contract set forth in Section 3.19(a) of the GFI Disclosure Letter, neither GFI nor any Subsidiary of GFI is a party to or bound by, nor are any of their respective assets, businesses or operations party to, or bound or affected by, or receive benefits under, in any case relating to the Trayport Business or the FENICS Business:

(i) any agreement relating to Indebtedness;

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Exhibit F

(ii) any contracts under which GFI or any of the Subsidiaries of GFI has advanced or loaned any Person any amounts in excess of $500,000;

(iii) any material joint venture, partnership, limited liability company, shareholder, or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership, strategic alliance or joint venture;

(iv) any material agreement relating to any strategic alliance, joint development, joint marketing, partnership or similar arrangement;

(v) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any business or real property (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration in excess of $2,000,000;

(vi) any material agreement with (A) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of GFI or any Subsidiary of GFI, (B) any Person 5% or more of the outstanding voting securities of which are directly or indirectly owned, controlled or held with power to vote by GFI or any Subsidiary of GFI or (C) any current or former director or officer of GFI or any Subsidiary of GFI related to voting Securities of GFI or any Subsidiary of GFI;

(vii) any agreement (including any exclusivity agreement) that purports to limit or restrict in any material respect either the type of business in which GFI or any Subsidiary of GFI may engage or the manner or locations in which any of them may so engage in any business or could require the disposition of any material assets or line of business of GFI or any Subsidiary of GFI;

(viii) any agreement with a non-solicitation or “most-favored-nations” pricing provision that purports to limit or restrict in any material respect GFI or any Subsidiary of GFI;

(ix) any agreement, other than such agreements entered into in the ordinary course of business, under which (A) any Person (other than GFI or a Subsidiary of GFI) has directly or indirectly guaranteed or provided an indemnity in respect of any liabilities, obligations or commitments of GFI or any Subsidiary of GFI or (B) GFI or any Subsidiary of GFI has directly or indirectly guaranteed or provided an indemnity in respect of liabilities, obligations or commitments of any other Person (other than GFI or a Subsidiary of GFI) (in each case other than endorsements for the purpose of collection in a commercially reasonable manner consistent with industry practice), unless such guarantor or indemnity obligation is less than $1,000,000;

(x) any other agreement or amendment thereto that would be required to be filed as an exhibit to any GFI SEC Document (as described in Items 601(b)(4) and 601(b)(10) of Regulation S–K under the Securities Act) that has not been filed as an exhibit to or incorporated by reference in the GFI SEC Documents filed prior to the date of this Agreement;

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Exhibit F

(xi) any agreement under which GFI or any Subsidiary of GFI has granted any Person registration rights (including demand and piggy-back registration rights);

(xii) any agreement that involves expenditures or receipts of GFI or any Subsidiary of GFI in excess of $3,000,000 in the aggregate per year;

(xiii) any material agreement with any Governmental Entity;

(xiv) any material agreement between or among Affiliates of GFI;

(xv) any Lease for the GFI Leased Real Property, and any other agreement that relates in any way to the occupancy or use of any of the GFI Leased Real Property; or

(xvi) any agreement the termination or breach of which or the failure to obtain consent in respect of constitutes a Material Adverse Effect.

(b) The agreements, commitments, arrangements and plans, whether written or oral, listed or required to be listed in Section 3.19(a) of the GFI Disclosure Letter together with the GFI License Agreements are referred to herein as the “GFI Contracts.” Except as would not have a material impact on the respective businesses of GFI and the Subsidiaries of GFI, (i) neither GFI nor any Subsidiary of GFI is and, to the Knowledge of GFI, no other party is, in breach or violation of, or in default under, any GFI Contract, (ii) each GFI Contract is a valid and binding agreement of GFI or a Subsidiary of GFI, as the case may be, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles, (iii) to the Knowledge of GFI, no event has occurred which would result in a breach or violation of, or a default under, any GFI Contract (in each case, with or without notice or lapse of time or both), and (iv) each GFI Contract (including all modifications and amendments thereto and waivers thereunder) is in full force and effect with respect to GFI or the Subsidiaries of GFI, as applicable, and, to the Knowledge of GFI, with respect to the other parties thereto, and have been delivered or made available to CME.

Section 3.20 Customers. Section 3.20 of the GFI Disclosure Letter sets forth the 20 largest customers for each of the Trayport Business and the FENICS Business by revenues for each of (i) the year ended December 31, 2013 and (ii) the six months ended June 30, 2014. None of such customers has indicated in writing or orally to GFI or any T&F Subsidiary any intent to discontinue or alter in a manner materially adverse to the Trayport Business or the FENICS Business, as applicable, the terms of such customer’s relationship or make any material claim that GFI or any T&F Subsidiary has breached its obligations to such customer (and neither GFI nor any T&F Subsidiary has knowledge of any such breach).

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Exhibit F

Section 3.21 Environmental Laws and Regulations. GFI and each T&F Subsidiary has complied and is in compliance in all material respects with all applicable Environmental Laws and has obtained and is in compliance in all material respects with all Environmental Permits. Except as do not constitute a Material Adverse Effect, (i) no notice of violation, notification of liability, demand, request for information, citation, summons or order relating to or arising out of any Environmental Law has been received by GFI or any T&F Subsidiary, and (ii) no complaint has been filed, no penalty or fine has been assessed or, to the Knowledge of GFI, is threatened and no investigation, action, claim, suit or proceeding is pending or, to the Knowledge of GFI, threatened by any Person involving GFI or any T&F Subsidiary, relating to or arising out of any Environmental Law. No Release or threatened Release of Hazardous Substances has occurred at, on, above, under or from any properties currently or, to the Knowledge of GFI, formerly owned, leased, operated or used by GFI or any T&F Subsidiary that, in each case, has resulted in or would reasonably be expected to result in any material cost, liability or obligation of GFI or any T&F Subsidiary under any Environmental Law. There are no circumstances, actions, activities, conditions, events or incidents that could reasonably be expected to result in any material liability or obligation against GFI or any T&F Subsidiary relating to (i) the environmental conditions at, on, above, under, or about any properties or assets currently or formerly owned, leased, operated or used by GFI or any T&F Subsidiary or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release or threatened Release of Hazardous Substances at any location regardless of whether such location was or is owned or operated by GFI or any T&F Subsidiary. GFI has provided to CME all environmental site assessments, audits, reports, investigations and studies in the possession, custody or control of GFI or any T&F Subsidiary relating to properties or assets currently or formerly owned, leased, operated or used by GFI or any T&F Subsidiary or otherwise relating to GFI’s or any T&F Subsidiary’s compliance with Environmental Laws.

Section 3.22 Insurance Coverage. All insurance policies of GFI and the T&F Subsidiaries are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect, except for such failures to be in full force and effect that constitute a Material Adverse Effect. Neither GFI nor any T&F Subsidiaries is in breach of or default under, and, to the Knowledge of GFI, no event has occurred which, with notice or the lapse of time, would constitute such a breach of or default under, or permit termination or modification under, any policy.

Section 3.23 Foreign Corrupt Practices Act and International Trade Sanctions. Neither GFI, nor any T&F Subsidiary, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses (a) used any corporate or other funds directly or indirectly for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or any other Person, or established or maintained any unlawful or unrecorded funds in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Law (including the United Kingdom Bribery Act 2010 or any laws enacted pursuant to the OECD Convention on Combating Bribery of Foreign Public Officials), or (b) violated or operated in noncompliance, in any material respect, with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws, including the regulations enacted by the U.S. Treasury Department’s Office of Foreign

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Exhibit F

Assets Control (“OFAC”), which prohibit transactions involving parties located in countries subject to comprehensive economic sanctions by OFAC or parties identified on OFAC’s Specially Designated Nationals and Blocked Persons List.

Section 3.24 RESERVED.

Section 3.25 Brokers. No Person other than the Persons listed on Section 3.25 of the GFI Disclosure Letter is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party in connection with the Transactions based upon arrangements made by or on behalf of GFI or any Subsidiary of GFI. GFI has delivered or made available to CME a true, correct and complete copy of the engagement letters with, and any other agreements providing for the payment of any fees to, the Persons listed on Section 3.25 of the GFI Disclosure Letter.

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